Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of April 27, 2015

among

TERADYNE, INC.,

as the Borrower

The Several Lenders from Time to Time Party Hereto,

BARCLAYS BANK PLC

as Administrative Agent and Collateral Agent,

BARCLAYS BANK PLC

BANK OF AMERICA, N.A.

SILICON VALLEY BANK

and

SUNTRUST ROBINSON HUMPHREY, INC.

as Joint Lead Arrangers and Joint Bookrunners,

BARCLAYS BANK PLC

as Syndication Agent,

BARCLAYS BANK PLC

BANK OF AMERICA, N.A.

SILICON VALLEY BANK

SUNTRUST BANK

and

WELLS FARGO BANK, N.A.

as

Co-Documentation Agents,

WELLS FARGO BANK, N.A.

as

Co-Arranger

and

JPMORGAN CHASE, N.A.

as Managing Agent

TABLE OF CONTENTS

SECTION 1. DEFINITIONS	1
1.1 Defined Terms	1
1.2 Classification of Loans and Borrowings	23
1.3 Other Definitional Provisions	23

SECTION 2. AMOUNT AND TERMS OF LOANS AND COMMITMENTS	24
2.1 Loans and Commitments	24
2.2 Swingline Commitments	25
2.3 Procedure for Swingline Loan Borrowing; Refunding of Swingline Loans	25
2.4 Repayment of Revolving Loans	26
2.5 Fees	26
2.6 Termination or Reduction of Commitments	27
2.7 Optional Prepayments	27
2.8 Mandatory Prepayments	27
2.9 Conversion and Continuation Options	27
2.10 Limitations on Eurodollar Tranches	28
2.11 Interest Rates and Payment Dates	28
2.12 Computation of Interest and Fees	28
2.13 Inability to Determine Interest Rate	28
2.14 Pro Rata Treatment and Payments	29
2.15 Change in Law	30
2.16 Taxes	31
2.17 Indemnity	34
2.18 Change of Lending Office	34
2.19 Incremental Facility	34
2.20 Defaulting Lenders	35
2.21 Extension Offers	37
2.22 Illegality	38

SECTION 3. LETTERS OF CREDIT	38
3.1 L/C Commitment	38
3.2 Procedure for Issuance of Letter of Credit	39
3.3 Fees and Other Charges	40
3.4 L/C Participations	40
3.5 Reimbursement Obligation of the Borrower	40
3.6 Obligations Absolute	41
3.7 Letter of Credit Payments	41
3.8 Applications	41
3.9 Cash Collateralization	41
3.10 Applicability of ISP98 and UCP	41
3.11 Reporting	41
3.12 Letter of Credit Amounts	42

SECTION 4. REPRESENTATIONS AND WARRANTIES	42
4.1 No Change	42
4.2 Existence; Compliance with Law	42
4.3 Power; Authorization; Enforceable Obligations	42
4.4 No Legal Bar	42
4.5 Litigation	42
4.6 No Default	43
4.7 Ownership of Property; Liens	43
4.8 Intellectual Property	43
4.9 Taxes	43
4.10 Federal Regulations	43
4.11 Labor Matters	43

i

4.12 ERISA	43
4.13 Investment Company Act	44
4.14 Subsidiaries	44
4.15 Use of Proceeds	44
4.16 Environmental Matters	44
4.17 Accuracy of Information, etc	45
4.18 Financial Statements	45
4.19 Insurance	45
4.20 Security Documents	45
4.21 Solvency	46
4.22 Anti-Corruption Laws and Sanctions	46

SECTION 5. CONDITIONS PRECEDENT	46
5.1 Closing Date	46
5.2 Each Extension of Credit	47

SECTION 6. AFFIRMATIVE COVENANTS	47
6.1 Financial Statements	47
6.2 Certificates; Other Information	48
6.3 Payment of Obligations	49
6.4 Maintenance of Existence; Compliance	49
6.5 Maintenance of Property; Insurance	49
6.6 Inspection of Property; Books and Records; Discussions	50
6.7 Notices	50
6.8 Environmental Laws	50
6.9 Additional Collateral, etc	51
6.10 Designation of Subsidiaries	52
6.11 Anti-Corruption Laws and Sanctions	52
6.12 Post-Closing Matters	52

SECTION 7. NEGATIVE COVENANTS	53
7.1 Financial Covenants	53
7.2 Indebtedness	53
7.3 Liens	55
7.4 Fundamental Changes	57
7.5 Disposition of Property	58
7.6 Restricted Payments	58
7.7 Investments	59
7.8 Transactions with Affiliates	60
7.9 Swap Agreements	60
7.10 Changes in Fiscal Periods	60
7.11 Negative Pledge Clauses	61
7.12 Clauses Restricting Subsidiary Distributions	61
7.13 Lines of Business	62
7.14 Use of Proceeds	62

SECTION 8. EVENTS OF DEFAULT	62
8.1 Events of Default	62

SECTION 9. THE AGENTS	64
9.1 Appointment	64
9.2 Delegation of Duties	64
9.3 Exculpatory Provisions	64
9.4 Reliance by Agents	65
9.5 Notice of Default	65
9.6 Non-Reliance on Agents and Other Lenders	65
9.7 Indemnification	66
9.8 Agent in Its Individual Capacity	66

9.9 Successor Administrative Agent	66
9.10 Execution of Loan Documents	66
9.11 Collateral Agent	66
9.12 No Other Duties	67

SECTION 10. MISCELLANEOUS	67
10.1 Amendments and Waivers	67
10.2 Notices	69
10.3 No Waiver; Cumulative Remedies	71
10.4 Survival of Representations and Warranties	71
10.5 Payment of Expenses; Indemnification	71
10.6 Successors and Assigns; Participations and Assignments	72
10.7 Adjustments; Set off	74
10.8 Counterparts	75
10.9 Severability	75
10.10 Integration	75
10.11 GOVERNING LAW	75
10.12 Submission To Jurisdiction; Waivers	75
10.13 Acknowledgements	76
10.14 Releases of Guarantees and Liens	76
10.15 Confidentiality	77
10.16 WAIVERS OF JURY TRIAL	77
10.17 USA Patriot Act	77

SCHEDULES:

1.1	Commitments
1.2	Excluded Real Property
4.3	Consents, Authorizations, Filings and Notices
4.14	Subsidiaries
4.20(a)	UCC Filing Jurisdictions
6.12	Post-Closing Matters
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
7.7(j)	Investments
7.13	Lines of Business

EXHIBITS:

A	Form of Assignment and Assumption
B	Form of Compliance Certificate
C	Form of Guarantee and Collateral Agreement
D	Forms of U.S. Tax Certificate
E	Form of Closing Certificate
F	Form of Borrowing Notice

CREDIT AGREEMENT (this “Agreement”), dated as of April 27, 2015, among TERADYNE, INC., a Massachusetts corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time party to this Agreement (the “Lenders”) and BARCLAYS BANK PLC, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent for the Lenders (in such capacity the “Collateral Agent”).

INTRODUCTORY STATEMENT:

WHEREAS, the Borrower has requested that the Lenders make Loans and certain other financial accommodations available to the Borrower upon and subject to the terms and conditions set forth in this Agreement;

WHEREAS, subject to the terms and conditions of this Agreement, the Lenders are willing severally to make the requested Loans to the Borrower;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1.0% and (c) the Eurodollar Rate for Dollars with a one month Interest Period commencing on such day plus 1.0%. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate, respectively.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Accepting Lenders”: as defined in Section 2.21(a).

“Acquisition”: any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or a substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary), the survivor of which is a Subsidiary.

“Additional Lender”: as defined in Section 2.19(b).

“Administrative Agent”: as defined in the preamble hereto.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agency Fee Letter”: the fee letter, dated as of the date hereof, between the Administrative Agent and the Borrower.

“Agent Indemnitees”: as defined in Section 9.7.

“Agents”: the collective reference to the Administrative Agent and the Collateral Agent.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Anti-Corruption Laws”: all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time primarily concerning or relating to bribery or corruption.

“Applicable Margin”: with regard to each Loan, a percentage per annum equal to (a) from the Closing Date until the first Business Day that immediately follows the date on which a Compliance Certificate is delivered pursuant to Section 6.2(a) in respect of the first fiscal quarter ending after the Closing Date, 1.25% per annum for Eurodollar Loans, and 0.25% per annum for ABR Loans, and (ii) thereafter, the applicable percentage per annum set forth in the Applicable Pricing Grid, as determined by reference to the Consolidated Leverage Ratio, as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.2(a).

“Applicable Pricing Grid”: the table set forth below:

Consolidated Leverage Ratio	ABR Loans	Eurodollar Loans	Commitment Fee Rate
≥ 2.00:1.00	1.00%	2.00%	0.35%
≥ 1.50:1.00 and < 2.00:1.00	0.75%	1.75%	0.35%
≥ 1.00:1.00 and < 1.50:1.00	0.50%	1.50%	0.30%
≥ 0.50:1.00 and < 1.00:1.00	0.25%	1.25%	0.25%
< 0.50:1.00	0.00%	1.00%	0.125%

Any increase or decrease in the Applicable Margin and/or Commitment Fee Rate resulting from a change in the Consolidated Leverage Ratio, shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.2(a); provided, however, that the highest level in the Applicable Pricing Grid shall apply without regard to the Consolidated Leverage Ratio at any time after the date on which any Compliance Certificate was required to have been delivered pursuant to Section 6.2(a) but was not, commencing with the first Business Day immediately following such date and continuing until the first Business Day immediately following the date on which such Compliance Certificate is delivered.

“Application”: an application, in such form as the Issuing Lender may reasonably specify from time to time, requesting the Issuing Lender to issue or amend a Letter of Credit.

“Approved Fund”: any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

“Arrangers”: the collective reference to Barclays, Bank of America, N.A., Silicon Valley Bank and SunTrust Robinson Humphrey, Inc.

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit A.

“Auto-Renewal Letter of Credit”: as defined in Section 3.2(c).

“Available Revolving Commitment”: as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“Bankruptcy Code”: Title 11 of the United States Code entitled “Bankruptcy”.

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding (pursuant to the Bankruptcy Code or otherwise), or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Barclays”: Barclays Bank PLC.

“Benefited Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing”: Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the Lenders to make Revolving Loans hereunder.

“Business”: as defined in Section 4.16(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof determined in accordance with GAAP; provided, however, that no obligations under a lease that would not be considered a capital lease under GAAP as in effect on the Closing Date shall be considered Capital Lease Obligations.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing; provided that Capital Stock shall exclude any Indebtedness convertible into or exchangeable for Capital Stock until such time as such Indebtedness is converted into or exchanged for Capital Stock and such Capital Stock has been delivered by the Borrower to converting or exchanging holders.

“Cash Equivalents”: (a) securities issued or unconditionally guaranteed or insured by the United States Government, any member of the European Union whose sovereign debt is rated at least BBB- with a stable outlook by S&P or at least Baa3 with a stable outlook by Moody’s or any other government approved by the Administrative Agent (which approval shall not be unreasonably withheld, conditioned or delayed), (b) securities issued or unconditionally guaranteed or insured by any state of the United States of America or any agency or instrumentality thereof having maturities of not more than twelve months from the date of acquisition and having one of the two highest ratings obtainable from either S&P or Moody’s, (c) time deposits, certificates of deposit and bankers’ acceptances having maturities of not more than twelve months from the date of acquisition, in each case with any Lender (or an Affiliate of any thereof), or any Person that was a Lender (or an Affiliate thereof) at the time of acquisition thereof, or with any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any member of the European Union or any U.S. branch of a foreign bank having at the date of acquisition capital and surplus of not less than $100,000,000, (d) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (a), (b) and (c) entered into with any bank meeting the qualifications specified in clause (c) above, (e) commercial paper issued by the parent corporation of any Lender or Person that was a Lender (or an Affiliate thereof) at the time of acquisition thereof, and commercial paper rated, at the time of acquisition, at least “A 1” or the equivalent thereof by S&P or “P 1” or the equivalent thereof by Moody’s and in either case maturing within twelve months after the date of acquisition, (f) deposits maintained with money market funds having total assets in excess of $300,000,000, (g) demand deposit accounts maintained in the ordinary course of business with banks or trust companies, (h) temporary deposits, of amounts received in the ordinary course of business pending disbursement of such amounts, in demand deposit accounts in banks outside the United States, (i) deposits in mutual funds which invest substantially all of their assets in preferred equities issued by U.S. corporations rated at least “AA” (or the equivalent thereof) by S&P or other assets referred to in clauses (a) through (h) above; provided, that notwithstanding the foregoing, Cash Equivalents shall, in any event, include all cash and cash equivalents as set forth in the Borrower’s balance sheet prepared in accordance with GAAP, (j) investments permitted by the Borrower’s cash investment policy delivered to Barclays prior to the Closing Date and (k) investments generally equivalent to those referred to in clauses (a) through (j) above denominated in foreign currencies (A) customarily used by Persons for cash management purposes in any jurisdiction outside of the United States or (B) with respect to any Foreign Subsidiaries, by reference to such Foreign Subsidiary’s jurisdiction of organization or any jurisdiction(s) where such Foreign Subsidiary is engaged in material operations.

“Change in Law”: the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any central bank or Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any central bank or Governmental Authority; provided, that notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, by the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof shall, in each case, be deemed to be a Change in Law, regardless of the date enacted, adopted or issued.

“Change of Control”: the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Capital Stock representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Borrower.

“Closing Certificate”: a certificate of a Loan Party, duly executed by a Responsible Officer on behalf of such Loan Party, substantially in the form of Exhibit E (including all attachments thereto).

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied or waived, which date is April 27, 2015.

“Code”: the Internal Revenue Code of 1986, as amended.

“Collateral”: all property of the Loan Parties (other than Excluded Property), now owned or hereafter acquired upon which a Lien is purported to be created by any Security Document.

“Collateral Agent”: as defined in the preamble hereto.

“Commitment”: a Revolving Commitment, a Swingline Commitment or an L/C Commitment, and, as applicable, the commitments for any Incremental Facility, as the context may require.

“Commitment Fee Rate”: the Commitment Fee Rate determined pursuant to the Applicable Pricing Grid by reference to the Consolidated Leverage Ratio.

“Compliance Certificate”: a certificate of the Borrower duly executed by a Responsible Officer, on behalf of the Borrower, substantially in the form of Exhibit B.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Assets”: at a particular date, all amounts which would be included under total assets on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as at such date, determined in accordance with GAAP.

“Consolidated EBITDA”: for any period (and calculated without duplication), Consolidated Net Income for such period excluding (a) any extraordinary and non-recurring non-cash expenses, losses, income or gains as determined in accordance with GAAP, (b) charges, premiums, expenses and any gains associated with the issuance, redemption, repurchase, discharge, defeasance or amendments to the terms of Capital Stock or Indebtedness, (c) charges (including actuarial, curtailment or settlement charges or losses) relating to Accounting Standards Codification 715 (Topic 715, “Compensation—Retirement Benefits”) (or any other Accounting Standards Codification having a similar result or effect), (d) any non-cash income included, and any non-cash deductions made, in determining Consolidated Net Income for such period (other than any deductions which represent the accrual of or a reserve for the payment of cash charges in any future period); provided that cash payments made in any subsequent period in respect of any item for which any such non-cash deduction was excluded in a prior period shall be deemed to reduce Consolidated Net Income by such amount in such subsequent period, (e) stock compensation expense and non-cash equity linked expense, (f) deferred financing fees (and any write-offs thereof), debt discount and issuance costs, (g) charges related to GAAP acquisition purchasing accounting adjustments (including inventory step-up amortization and in-process research and development expenses), (h) writeoffs of goodwill, intangible assets or long-lived assets or impairment charges or losses on sale in respect thereof, (i) solely to the extent not otherwise already excluded from Consolidated EBITDA by virtue of another clause of this definition, unusual or infrequent items, restructuring, restructuring-related or other similar charges or expenses (whether or not classified as restructuring charges or expenses under GAAP) and write-downs of excess or obsolete inventory and including the amount of any restructuring, integration, transition, employee severance, facility closing and similar charges accrued during such period, including any charges to establish accruals and reserves or to make payments associated with the reassessment or realignment of the business and operations of the Borrower and its

Restricted Subsidiaries, and including the sale or closing of facilities, severance, stay bonuses and curtailments or modifications to pension and post-retirement employee benefit plans, asset write-downs or asset disposals (including leased facilities), write-downs for purchase and lease commitments, start-up costs for new facilities, writedowns of excess, obsolete or unbalanced inventories, relocation costs which are not otherwise capitalized and any related promotional costs of exiting products or product lines; provided that the aggregate cash amount of all such items, charges or expenses (the “Restructuring Addbacks”) together with the aggregate Cost Savings Addbacks (as defined below) in any period of four consecutive fiscal quarters shall not exceed 20% of Consolidated EBITDA for such period (calculated before giving effect to such addbacks and pro forma adjustments), (j) fees, costs, charges, commissions and expenses or other charges incurred during such period in connection with this Agreement or any Permitted Acquisition or debt financing, debt security issuance, equity security issuance or disposition permitted hereunder (in each case, whether or not consummated) or any amendment or waiver of any documentation governing such Permitted Acquisition, debt financing, debt security issuance, equity security issuance or disposition, (k) foreign exchange gains and losses, (l) expenses with respect to casualty events and (m) any state or local taxes, plus, to the extent deducted in determining Consolidated Net Income, the sum of (A) Consolidated Interest Expense, (B) any expenses for taxes, (C) depreciation and amortization expense, (D) minority interests in income (or losses) of Restricted Subsidiaries and (E) net equity earnings (and losses) in Affiliates (excluding Subsidiaries). For purposes of calculating the ratios set forth in Section 7.1(a) and (b), Consolidated EBITDA for any fiscal period shall in any event (a) include the Consolidated EBITDA for such fiscal period of any entity acquired by the Borrower or any of its Restricted Subsidiaries in a Permitted Acquisition during such period and (b) give pro forma effect to cost savings, operating expense reductions, other operating improvements and initiatives and synergies related to any Material Transaction that are (A) permitted under Regulation S-X or (B) projected by a Responsible Officer in good faith to be reasonably anticipated to be realizable within 18 months of the date of such Material Transaction (which will be added to Consolidated EBITDA as so projected until fully realized, and calculated on a pro forma basis, as though such cost savings, operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that with respect to this clause (B) such cost savings, operating expense reductions, other operating improvements and initiatives or synergies are reasonably identifiable and factually supportable (in the good faith determination of a Responsible Officer of the Borrower); provided further that, the aggregate amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies related to any Material Transaction added back pursuant to this clause (B) (the “Cost Savings Addbacks”) together with the aggregate Restructuring Addbacks in any period of four consecutive fiscal quarters shall not exceed 20% of Consolidated EBITDA for such period (calculated before giving effect to such addbacks and pro forma adjustments).

“Consolidated Interest Expense”: for any period, the amount which would, in conformity with GAAP, be set forth opposite the caption “interest expense” (or any like caption) on a consolidated income statement of the Borrower and its Restricted Subsidiaries for such period; provided, that Consolidated Interest Expense for any period shall exclude (i) fees payable in respect of such period under Section 2.5, (ii) any amortization or write-off of deferred financing fees or other debt issuance costs during such period, (iii) premiums paid in connection with the discharge of Indebtedness, and (iv) any non-cash expense.

“Consolidated Leverage Ratio”: as at the last day of any period of four consecutive fiscal quarters, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Net Income”: for any period, the consolidated net income (or deficit) of the Borrower and its Restricted Subsidiaries for such period (taken as a cumulative whole), determined in accordance with GAAP.

“Consolidated Secured Debt”: at any date, the aggregate principal amount of Consolidated Total Debt as at such date that is then secured by Liens on the property or assets of the Borrower and its Restricted Subsidiaries.

“Consolidated Secured Leverage Ratio”: as at the last day of any period of four consecutive fiscal quarters, the ratio of (a) Consolidated Secured Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Total Debt”: at any date, (a) the aggregate principal amount of all Indebtedness of the Borrower and its Restricted Subsidiaries of the types described in clauses (a), (c) and (e) of the definition of Indebtedness and, without duplication, of the type described in clause (g) of the definition of Indebtedness (to the extent relating to Indebtedness of the types described in clause (a), (c) and (e) of the definition Indebtedness) at such date (net of unencumbered (other than pursuant to the Loan Documents) domestic cash and Cash Equivalents of the Loan Parties not to exceed $200,000,000), determined on a consolidated basis, that would be required to be shown as debt on a balance sheet of the Borrower prepared in accordance with GAAP, (b) minus, to the extent that neither the Borrower nor any Restricted Subsidiary is liable therefor, the aggregate principal amount of Indebtedness of any Person (other than the Borrower or any Restricted Subsidiary) included in the amount described in clause (a) of this definition.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Party”: the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender.

“Debtor Relief Laws”: the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default”: any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after required by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Disqualified Assignee”: any Person that is a competitor of the Borrower and its Subsidiaries identified in writing on a list made available to the Administrative Agent from time to time (and any Affiliates thereof that are reasonably identifiable by name) other than bona fide debt funds. Notwithstanding anything herein to the contrary, the Administrative Agent shall be permitted to provide a copy of the list (as well as any supplements thereto) of the Disqualified Assignees to the Lenders and in no event shall a supplement to any such list apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans or Commitments that was otherwise permitted prior to such permitted supplementation.

“Disqualified Stock”: respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Borrower or a Restricted Subsidiary); or

(c) is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date that is 91 days after the earlier of (a) the Revolving Termination Date and (b) the last scheduled maturity date of any Incremental Facility; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, license, transfer or other similar disposition thereof, excluding any such transaction that yields Net Cash Proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) of $1,000,000 or less. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$”: dollars in the lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“Eligible Assignee”: any Person that is (a) a Lender, an Affiliate of a Lender, or an Approved Fund or (b) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) and which extends credit or buys loans in the ordinary course of business; provided that in no event shall “Eligible Assignee” include (i) the Borrower or any of its Affiliates or Subsidiaries, (ii) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii), (iii) a natural person or (iv) any Disqualified Assignee.

“Environmental Laws”: any and all applicable foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, legally binding requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health (to the extent relating to exposure to harmful or deleterious substances) or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”: any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414 of the Code or Title IV of ERISA.

“ERISA Event”: (a) any Reportable Event; (b) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (c) any failure by any Single Employer Plan to satisfy the minimum funding standards (for purposes of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Single Employer Plan, whether or not waived; (d) a determination that any Single Employer Plan is in “at risk” status (within the meaning of Section 430 of the Code or Title IV of ERISA); (e) the institution by the PBGC of any proceeding to terminate a Plan or the incurrence by any Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Single Employer Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Single Employer Plan; (f) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Loan Party or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization, or in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA).

“Escrow Funding Arrangement”: any escrow arrangement relating to Indebtedness permitted to be incurred under this Agreement pursuant to which the Net Cash Proceeds of such Indebtedness are subject to customary escrow arrangements as reasonably determined by the Borrower pursuant to which, among other things, (a) the providers of such Indebtedness (or an agent or trustee on their behalf) (the “ Escrow Indebtedness Providers”) may, but are not required to, have “control” within the meaning of the UCC with respect to such escrowed Net Cash Proceeds and (b) such Escrow Indebtedness Providers agree that in the event that specified conditions subsequent are not satisfied by a date certain, such escrowed Net Cash Proceeds shall be promptly applied to the repayment of such Indebtedness.

“Eurodollar Rate”: for any Interest Period as to any Eurodollar Loan, an interest rate per annum equal to the greater of (a) 0.00% and (b) (i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) (the “LIBO Rate”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time), two Business Days prior to the commencement of such Interest Period or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays the LIBO Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period; provided that if LIBO Rates are quoted under either of the preceding clauses (i) or (ii), but there is no such quotation for the Interest Period elected, the LIBO Rate shall be equal to the Interpolated Rate.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for Eurodollar funding (currently referred to as “Eurodollar Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”: the Securities Exchange Act of 1934, as amended.

“Excluded Property”: (a) property owned by any Excluded Subsidiary, Foreign Subsidiary or U.S. Pass Through Foreign Holdco; (b) any property to the extent that a grant of a security interest in such property pursuant to the Security Documents is prohibited by any Requirements of Law of a Governmental Authority, requires a consent not obtained of any Governmental Authority pursuant to such Requirement of Law or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any Investment, Pledged Stock or Pledged Note (as such terms are defined in the Security Documents), any applicable shareholder or similar agreement, except to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law; (c) Vehicles (as defined in the Guarantee and Collateral Agreement) and title documents therefor; (d) any Capital Stock held by a Loan Party in (i) a joint venture and (ii) any direct holding company of one or more joint ventures; provided that such holding company does not engage in any business or own any assets other than owning the Capital Stock of joint ventures; (e) Excluded Real Property; (f) interests in real property leased, subleased or licensed to any of the Loan Parties; (g) 35% of the total outstanding voting Capital Stock of each new and existing Foreign Subsidiary and of each new and existing U.S. Pass Through Foreign Holdco; (h) any accounts (including all funds or assets held therein or security entitlements or other rights in respect of such account or the funds and/or assets held therein) subject to an Escrow Funding Arrangement; (i) any intent-to-use trademark applications to the extent and for so long as creation of a security interest therein would result in the loss by the pledgor thereof of any material rights therein or impair the validity thereof; (j) all Deposit Accounts (as defined in the UCC) that are used for the purpose of funding payroll, employee benefit, tax withholding or other fiduciary obligations to employees pursuant to applicable Requirements of Law or in the ordinary course of business; (k) property owned on the Closing Date or thereafter acquired that is subject to a Lien permitted under Section 7.3(g) or securing a Capital Lease Obligation if the contract or other agreement in which such Lien is granted (or the documentation providing for such purchase money interest or Capital Lease Obligation) validly prohibits the creation of any other Lien on such property; and (l) 100% of the Capital Stock of Teradyne Philippines, Ltd., Teradyne Thailand, Ltd., Teradyne Taiwan, Ltd., Eagle Test Systems (Philippines) LLC and Teradyne Korea Limited.

“Excluded Real Property”: real property owned by the Loan Parties as of the Closing Date and listed on Schedule 1.2; provided the Borrower may at any time, by written notice to the Administrative Agent, remove any or all real property from Schedule 1.2 (and at the time of such removal, such removed real property shall no longer constitute “Excluded Real Property”).

“Excluded Subsidiary”: each (a) Domestic Subsidiary of a Foreign Subsidiary, (b) U.S. Pass Through Foreign Holdco, (c) Unrestricted Subsidiary and (d) Teradyne Philippines, Ltd., Teradyne Thailand, Ltd., Teradyne Taiwan, Ltd. and Eagle Test Systems (Philippines) LLC.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(f) and (d) any United States federal withholding Taxes imposed under FATCA.

“Extension Agreement”: as defined in Section 2.21(b).

“Extension of Credit”: as to any Lender, the making of a Loan by such Lender (but not, for the avoidance of doubt, a continuation or conversion of any Loan) or the issuance of, or extension (other than pursuant to or as a result of an evergreen provision) of the expiry date of or increase to, any Letter of Credit.

“Extension Offer”: as defined in Section 2.21(a).

“Extension Request Facility”: as defined in Section 2.21(a).

“Extension Permitted Amendment”: the terms of an amendment to this Agreement and the other Loan Documents, effected pursuant to an Extension Agreement in connection with an Extension Offer pursuant to Section 2.21, providing for an extension of the Revolving Termination Date applicable to the Accepting Lenders’ Loans and/or scheduled maturity dates and/or commitments and/or Loans of the applicable Extension Request Facility (such Loans or commitments being referred to as the “Extended Loans” or “Extended Commitments”, as applicable) and, in connection therewith, as applicable (a) an increase or decrease in the rate of interest (including through fixed interest rates and changes to the interest rate margins or rate floors) accruing on such Extended Loans,

(b) in the case of Extended Loans that are Term Loans of any Facility, a modification of the scheduled amortization applicable thereto; provided that the weighted average life to maturity of such Extended Loans shall be no shorter than the remaining weighted average life to maturity (determined at the time of such Extension Offer) of the Term Loans of such Facility, (c) a modification of voluntary or mandatory prepayments applicable thereto; provided that in the case of Extended Loans that are Term Loans, such requirements may provide (i) that such Extended Loans may participate in any mandatory prepayments on a pro rata basis (or on a basis that is less than a pro rata basis) with the Loans of the applicable Extension Request Facility and any other outstanding facilities, but may not provide for mandatory prepayment requirements that are more favorable to the Extended Loans than those applicable to the Loans of the applicable Extension Request Facility and (ii) that voluntary prepayments may be allocated as directed by the Borrower among the outstanding facilities, (d) an increase or decrease in the fees payable to, or the inclusion of new fees or premiums to be payable to, the Extending Lenders in respect of such Extension Offer or their Extended Loans or Extended Commitments and/or (e) an addition of any affirmative or negative covenants or other terms, provided that any such additional covenant or terms with which the Borrower and its Subsidiaries shall be required to comply prior to the latest scheduled maturity date of any Facility in effect immediately prior to such Extension Permitted Amendment for the benefit of the Extending Lenders providing such Extended Loans or Extended Commitments shall also be for the benefit of all other Lenders.

“Facility”: (a) the Revolving Facility, (b) any Incremental Facility and (c) any other credit facility made available to the Borrower pursuant to this Agreement (including, without limitation, any Replacement Facilities).

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any applicable intergovernmental agreements with respect thereto.

“Federal Flood Insurance”: for any real property located in a Special Flood Hazard Area, federal flood insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program or private insurance reasonably satisfactory to the Administrative Agent, in either case, that (a) meets the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines, (b) shall include a deductible not to exceed the maximum deductible allowable under the National Flood Insurance Program and (c) shall have a coverage amount equal to the lesser of (i) the “replacement cost value” of the buildings and any personal property Collateral located on the real property as determined under the National Flood Insurance Program or (ii) the maximum policy limits set under the National Flood Insurance Program.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Payment Date”: (a) the last Business Day of each of March, June, September and December and (b) the last day of the Revolving Commitment Period.

“FEMA”: the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.

“Foreign Lender”: a Lender that is not a United States Person.

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary (including, for the avoidance of doubt, any Subsidiary of the Borrower that is a controlled foreign corporation under Section 957 of the Code).

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority”: any nation or government, or state or political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Group Members”: the collective reference to the Borrower and its Restricted Subsidiaries.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Guarantor, substantially in the form of Exhibit C.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (A) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (B) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor”: each Domestic Subsidiary of the Borrower other than (a) Excluded Subsidiaries and (b) joint ventures.

“Incremental Amendment”: as defined in Section 2.19(b).

“Incremental Facility”: as defined in Section 2.19(a).

“Incremental Facility Closing Date”: as defined in Section 2.19(b).

“Incremental Revolving Facility”: as defined in Section 2.19(a).

“Incremental Term Facility”: as defined in Section 2.19(a).

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, which would, in accordance with GAAP be shown on the liability side of the balance sheet, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; provided, if such Person has not assumed or become liable for such obligation, the amount of such Indebtedness shall be deemed to be the lesser of the fair market value of such property or the obligation being secured thereby and (i) for the purposes of Section 8.1(e) only, all obligations of such Person in respect of Swap Agreements (provided the amount of such obligations shall be deemed to be the Net Mark-to-Market Exposure with respect thereto), but excluding (i) trade and other accounts payables incurred in the ordinary course of such Person’s business, (ii) accrued expenses and deferred compensation arrangements in the ordinary course, (iii) advance payments in the ordinary course and (iv) conditional payment obligations (including, for the avoidance of doubt, earn-outs, post-closing purchase price adjustments and other similar contingent payments). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Liabilities”: as defined in Section 10.5.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent that otherwise described in (a), Other Taxes.

“Indemnitee”: as defined in Section 10.5.

“Information”: as defined in Section 10.15.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether registered or unregistered, arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, mask works, inventions, designs, patents, patent licenses, trademarks, tradenames, domain names and other source indicators, trademark licenses, technology, trade secrets, know-how and processes, and all other intellectual property rights, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Interest Payment Date”: (a) as to any Eurodollar Loan, the last day of each Interest Period applicable to such Loan and the Revolving Termination Date, as applicable, provided that if any Interest Period for a Eurodollar Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any ABR Loan (other than any Swingline Loan), the last Business Day of each calendar quarter and the Revolving Termination Date, as applicable, (c) as to any Loan (other than a Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (d) as to any Swingline Loan, the day that such Loan is repaid.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months (or, if available to all participating Lenders or 12 months) thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter (or, if available to all participating Lenders, nine or 12 months), as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 a.m. (New York City time), on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period that would extend beyond the Revolving Termination Date; and

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Interpolated Rate”: in relation to the LIBO Rate, the rate which results from interpolating on a linear basis between: (a) the applicable LIBO Rate for the longest period (for which that LIBO Rate is available) which is less than the Interest Period of that Loan and (b) the applicable LIBO Rate for the shortest period (for which that LIBO Rate is available) which exceeds the Interest Period of that Loan, each as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period of that Loan.

“Investments”: an advance, loan, extension of credit (by way of guaranty or otherwise, but excluding trade debt incurred in the ordinary course of business) or capital contribution to, or purchase of any Capital Stock, bonds, notes, loans, debentures or other debt securities of, or any assets constituting a business unit of, or any other similar investment in, any Person. The amount of any Investment by any Person on any date of determination shall be the acquisition price of the gross assets acquired (including any liability assumed by such Person to the extent such liability would be reflected on a balance sheet prepared in accordance with GAAP) plus all additional capital contributions or purchase price paid in respect thereof, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment minus the amount of all cash returns of principal or capital thereon, cash dividends thereon and other cash returns on investment thereon or liabilities expressly assumed by another Person (other than a Group Member) in connection with the sale of such Investment. Whenever the term “outstanding” is used in this Agreement with reference to an Investment, it shall take into account the matters referred to in the preceding sentence.

“Issuing Lender”: Barclays, Bank of America, N.A., Silicon Valley Bank, SunTrust Bank and any other Lender approved by the Administrative Agent and the Borrower that has agreed in its sole discretion to act as an “Issuing Lender” hereunder, or any of their respective affiliates, in each case in its capacity as issuer of any Letter of Credit. Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender.

“Junior Indebtedness”: (a) unsecured debt securities issued by the Borrower or any Restricted Subsidiary, (b) unsecured term loans borrowed by the Borrower or any Restricted Subsidiary and (c) Indebtedness of any Restricted Subsidiary which is subordinated in right of payment to any Obligations. For the avoidance of doubt, Junior Indebtedness does not include (i) intercompany Indebtedness and (ii) Loans.

“L/C Commitment”: with respect to each Issuing Lender the obligation of such Issuing Lender to issue Letters of Credit pursuant to Section 3.1(a) in an aggregate principal amount at any one time outstanding not to exceed, together with the aggregate amount of unpaid drawings under Letter of Credit issued by such Issuing Lender, the L/C Commitment of such Issuing Lender set forth on Schedule 1.1 or such greater amount as any Issuing Lender may otherwise agree upon with the Borrower.

“L/C Disbursement”: a payment made by the Issuing Lender pursuant to a Letter of Credit.

“L/C Exposure”: at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate amount of all L/C Disbursements under Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time. The L/C Exposure of any Lender at any time shall be its Revolving Percentage of the total L/C Exposure at such time.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 3.12. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the “International Standby Practices 1998”, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participants”: the collective reference to all the Lenders other than the Issuing Lender.

“Lenders”: as defined in the preamble hereto.

“Letters of Credit”: as defined in Section 3.1(a).

“Lien”: any mortgage, pledge, hypothecation, deposit arrangement, similar encumbrance, lien (statutory or other), charge or other security interest or security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition”: any Permitted Acquisition the consummation of which by the Borrower or any Subsidiary is not expressly conditioned on the availability of, or on obtaining, third party financing.

“Loan Documents”: this Agreement, the Security Documents, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: the Borrower and the Guarantors.

“Loans”: any Loan made by any Lender pursuant to this Agreement.

“Market Intercreditor Agreement”: an intercreditor agreement the terms of which are consistent with market terms governing security arrangements for the sharing of liens or arrangements relating to the distribution of payments, as applicable, at the time the intercreditor agreement is proposed to be established in light of the type of Indebtedness subject thereto.

“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the material rights or remedies of the Administrative Agent, the Collateral Agent or the Lenders hereunder or thereunder.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Material Transaction” means any acquisition or disposition outside the ordinary course of business of any property or assets that (x) constitute assets comprising all of the assets of a Person, or of all or substantially all of any business or division of a Person or equity interests of a Person representing a majority of the ordinary voting power or economic interests in such Person and (y) involves aggregate consideration in excess of $25,000,000.

“Moody’s”: Moody’s Investors Service, Inc.

“Mortgages”: collectively, any deeds of trust, trust deeds, hypothecs and mortgages creating and evidencing a Lien on any real property made pursuant to the requirements of this Agreement by the Loan Parties in favor of or for the benefit of the Collateral Agent on behalf of the Secured Parties in form and substance reasonably satisfactory to the Administrative Agent, in each case securing the Obligations and as further amended, supplemented, amended and restated or otherwise modified from time to time.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“National Flood Insurance Program”: the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case, as now or hereafter in effect or any successor statute thereto, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a Federal insurance program.

“Net Cash Proceeds”: (a) in connection with any Disposition, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Disposition (other than any Lien created pursuant to a Security Document) and other third-party fees and expenses actually incurred in connection therewith and (ii) Taxes paid or reasonably estimated to be payable as a result of such Disposition (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith and, in the case of any Indebtedness that constitutes Permitted Convertible Indebtedness, the net cost of any Permitted Call Spread Transaction executed substantially concurrently with the pricing of such Permitted Convertible Indebtedness.

“Net Mark-to-Market Exposure”: with respect to any Person, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Swap Agreement transactions. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Swap Agreement transactions as of the date of determination (assuming the Swap Agreement transactions were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Swap Agreement transactions as of the date of determination (assuming such Swap Agreement transactions were to be terminated as of that date).

“Nonrenewal Notice Date”: as defined in Section 3.2(c).

“Notes”: the collective reference to any promissory note evidencing Loans.

“Obligations”: the unpaid principal of and interest on (including interest accruing after any Reimbursement Obligations or Loans become due and payable, and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to a Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower and each Guarantor to the Administrative Agent, the Collateral Agent, any Lender, any affiliate of any Lender (or, in the case of Specified Swap Agreements and Specified Cash Management Agreements, any Person who (a) was a Lender or an affiliate of a Lender at the time such agreement is entered into or (b) with respect to any such agreement in effect as of the Closing Date, is, as of the Closing Date or within 90 days thereafter, a Lender or an affiliate of such a Lender) or any other Secured Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which arise under, out of, or in connection with, this Agreement, any other Loan Document, any Specified Swap Agreement, any Letter of Credit (and related letter of credit applications), any Specified Cash Management Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, Reimbursement Obligations, Guarantee Obligations, fees, indemnities, costs, expenses (including all reasonable fees, charges and disbursements of counsel to the Administrative Agent, to the Collateral Agent or to any Secured Party that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements) or otherwise.

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security under, or otherwise with respect to, this Agreement or any other Loan Document, except any Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 10.1(b)).

“Participant”: as defined in Section 10.6(c).

“Participation Register”: as defined in Section 10.6(c).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition”: any Acquisition by (i) the Borrower or any of its Subsidiaries of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person or (ii) the Borrower or any of its Subsidiaries of no less than 100% of the capital stock, partnership interests, membership interests or equity of any Person (not owned directly or indirectly by the Borrower immediately prior to giving effect to such Acquisition), in each case, to the extent that:

(a) each of the following conditions precedent shall have been satisfied:

(i) the Administrative Agent shall receive not less than ten Business Days’ (or such shorter period as reasonably agreed by the Administrative Agent) prior written notice of such Acquisition (provided that such notice shall only be required for an Acquisition involving consideration in excess of $10,000,000), which notice shall include a reasonably detailed description of the proposed terms of such Acquisition;

(ii) the Borrower shall comply, and shall cause the Target to the extent applicable to comply, with the provisions of Section 6.9 of the Credit Agreement or shall have made arrangements reasonably satisfactory to the Administrative Agent for compliance after the effectiveness of such Permitted Acquisition, as applicable; and

(iii) immediately after giving effect to such Acquisition and the incurrence of any Indebtedness in connection therewith, (A) (x) in the case of a Limited Condition Acquisition, no Event of Default existed as of the date the definitive acquisition agreement for such Limited Condition Acquisition is entered into and (y) in the case of any other Permitted Acquisition, no Event of Default shall then exist or would exist immediately after giving effect thereto, and (B) (x) in the case of a Limited Condition Acquisition, the Borrower shall be in compliance on a pro forma basis as of the date the definitive acquisition agreement for such Limited Condition Acquisition is entered into with the covenants set forth in Section 7.1 recomputed for the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered hereunder and for which information is available regarding the business being acquired and (y) in the case of any other Permitted Acquisition, the Borrower shall be in compliance on a pro forma basis with the covenants set forth in Section 7.1 recomputed for the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered hereunder and for which information is available regarding the business being acquired;

(b) such Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equityholders of the Target or the parent thereof; and

(c) any Person or assets, business or division acquired in accordance herewith shall be in the same business or lines of business (i) in which the Borrower and/or its Subsidiaries are then engaged or that are identified on Schedule 7.13 or (ii) that are reasonably related, incidental, ancillary, complementary (including related, complementary, synergistic or ancillary technologies) or similar thereto, or a reasonable extension, development or expansion thereof.

“Permitted Bond Hedge Transaction”: any bond hedge, capped call or similar option transaction entered into in connection with the issuance of Permitted Convertible Indebtedness for the purpose or having the effect of increasing the effective conversion price of such Permitted Convertible Indebtedness.

“Permitted Call Spread Transaction”: any Permitted Bond Hedge Transaction together with, if applicable, any Permitted Warrant Transaction.

“Permitted Convertible Indebtedness”: any notes, bonds, debentures or similar instruments issued by the Borrower that are convertible into or exchangeable for (x) cash, (y) shares of the Borrower’s common stock or preferred stock or other equity securities that constitute Qualified Stock or (z) a combination thereof.

“Permitted Refinancing Indebtedness”: as defined in Section 7.2(n).

“Permitted Warrant Transaction”: any warrant issued by the Borrower concurrently with the purchase, by the Borrower, of a Permitted Bond Hedge Transaction for the purpose of offsetting the cost of such Permitted Bond Hedge Transaction.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee pension benefit plan (as defined in Section 3(2) of ERISA) in respect of which a Loan Party or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate”: the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

“Prohibited Transaction”: as defined in Section 406 of ERISA or Section 4975 of the Code.

“Properties”: as defined in Section 4.16(a).

“Qualified Stock”: with respect to any Person, Capital Stock of such Person which is not Disqualified Stock.

“Recipient”: (a) the Administrative Agent, (b) any Lender and (c) and Issuing Lender, as applicable.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Refinanced Facility”: as defined in Section 10.1(c).

“Refinanced Revolving Facility”: as defined in Section 10.1(c).

“Refinanced Term Loans”: as defined in Section 10.1(c).

“Refunded Swingline Loans”: as defined in Section 2.3(b).

“Register”: as defined in Section 10.6(b).

“Regulation S-X”: Regulation S-X promulgated under the Securities Act of 1933 and as interpreted by the staff of the SEC (or any successor provision).

“Regulation T”: Regulation T of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U”: Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X”: Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Related Parties”: as defined in Section 9.3.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replacement Facility”: as defined in Section 10.1(c).

“Replacement Term Loans”: as defined in Section 10.1(c).

“Replacement Revolving Facility”: as defined in Section 10.1(c).

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than those events as to which the thirty day notice period is waived under PBGC regulations.

“Required Lenders”: at any time, Lenders holding more than 50% of the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding; provided that the portion of the Revolving Commitments and Revolving Extensions of Credit held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: with respect to any Loan Party, the chief executive officer, the president, the chief financial officer, any vice president, general counsel, secretary, the treasurer or the assistant treasurer of such Loan Party.

“Restricted Payments”: as defined in Section 7.6.

“Restricted Subsidiary”: any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Commitments on the Closing Date is $350,000,000.

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”: as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Facility”: the revolving credit facility made available to the Borrower pursuant to this Agreement.

“Revolving Loans”: as defined in Section 2.1(a).

“Revolving Percentage”: as to any Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding; provided, that (i) if the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Lenders on a comparable basis and (ii) for purposes of Section 2.20, if a Defaulting Lender exists the Revolving Commitment and Revolving Extensions of Credit of such Defaulting Lender shall be disregarded in determining Revolving Percentages.

“Revolving Termination Date”: the earlier of (a) April 27, 2020 and (b) the date (if any) on which the maturity of the Revolving Loans is accelerated in accordance with the terms hereof.

“S&P”: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Sanctioned Country”: at any time, a country or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person”: at any time, (a) any person listed in any Sanctions-related list of designated persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any person operating, located or resident in, or organized under the laws of a Sanctioned Country or (c) any person controlled by any such person described in the foregoing clauses (a) or (b).

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, any member of the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties”: collectively, the Administrative Agent, the Collateral Agent, the Lenders, each Issuing Lender, each provider under a Specified Cash Management Agreement, each counterparty to a Specified Swap Agreement, the Persons entitled to indemnification under the Loan Documents and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.2.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent and the Collateral Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent”: as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Flood Hazard Area”: an area that FEMA’s current flood maps indicate has at least a 1% chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Specified Cash Management Agreement”: any agreement providing for treasury, depositary, cash management or commercial, credit or debit card services, including in connection with any automated clearing house transactions, controlled disbursements, return items, overdrafts, interstate depository network services or any similar transactions between the Borrower or any Guarantor (or guaranteed by the Borrower or any Guarantor) and any Person that (a) was a Lender (or any affiliate thereof) at the time such agreement was entered into or (b) with respect to any such agreement in effect as of the Closing Date, is, as of the Closing Date or within 90 days thereafter, a Lender or an affiliate of such a Lender. Such designation shall not create in favor of such Lender or affiliate of a Lender any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party hereunder or under any Security Document.

“Specified Swap Agreement”: any Swap Agreement entered into by the Borrower or any Guarantor and any Person that (a) is a Lender or an affiliate of a Lender at the time such Swap Agreement is entered into or (b) with respect to any Swap Agreement in effect as of the Closing Date, is, as of the Closing Date or within 90 days thereafter, a Lender or an affiliate of such a Lender. Such designation shall not create in favor of such

Lender or affiliate of a Lender any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party hereunder or under any Collateral Document. For purposes hereof a Specified Swap Agreement shall include any trade executed pursuant to a master agreement which is a Specified Swap Agreement.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person (exclusive of any Affiliate in which such Person has a minority ownership interest). Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower or its successors.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Swingline Commitment”: with respect to each Swingline Lender the obligation of such Swingline Lender to make Swingline Loans pursuant to Section 2.2(a) in an aggregate principal amount at any one time outstanding not to exceed the Swingline Commitment of such Lender set forth on Schedule 1.1.

“Swingline Exposure”: at any time, the sum of the aggregate undrawn amount of all outstanding Swingline Loans at such time. The Swingline Exposure of any Lender at any time shall be its Revolving Percentage of the total Swingline Exposure at such time.

“Swingline Lender”: Barclays, in its capacity as a lender of Swingline Loans and each other Lender which has a Swingline Commitment or holds Swingline Loans, in its capacity as the lender of Swingline Loans.

“Swingline Limit”: $25,000,000.

“Swingline Loans”: as defined in Section 2.2(a).

“Swingline Participation Amount”: as defined in Section 2.3(c).

“Target”: the Person, or business or substantially all of the assets of a Person or a division of a Person intended to be acquired in a Permitted Acquisition.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loans”: any term loans made pursuant to this Agreement.

“Total L/C Limit”: $35,000,000.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Lenders outstanding at such time.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan or Borrowing, its nature as an ABR Loan or a Eurodollar Loan.

“U.S. Pass Through Foreign Holdco”: any Domestic Subsidiary substantially all of the assets of which consist of Capital Stock of one or more Foreign Subsidiaries that are controlled foreign corporations within the meaning of Section 957(a) of the Code and/or other U.S. Pass Through Foreign Holdcos.

“UCC”: the Uniform Commercial Code, as in effect from time to time in the State of New York or any other applicable jurisdiction.

“United States Person”: any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“United States”: the United States of America.

“USA Patriot Act”: as defined in Section 5.1(h).

“Unrestricted Subsidiary”: any Subsidiary of the Borrower that is designated by the Borrower as an Unrestricted Subsidiary after the Closing Date pursuant to Section 6.10.

“Withdrawal Liability”: liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent”: any Loan Party and the Administrative Agent.

1.2 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

1.3 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn by the Borrower or the Administrative Agent, as the case may be, or such provision amended in accordance herewith, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume or become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) When determining whether a Default or Event of Default pursuant to Section 8.1 shall be in existence after giving pro forma effect to a certain event, the covenant levels to be used in making such determination shall be those in effect as of the last day of the most recent fiscal quarter of the Borrower for which financial reports are required to have been delivered pursuant to Section 6.1.

(f) Notwithstanding any other provision contained herein, all computations of amounts and ratios referred to herein shall be made without giving effect to any treatment of Indebtedness relating to convertible debt securities under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) requiring the valuation of any such Indebtedness in a reduced or bifurcated manner as described therein and such Indebtedness shall at all times be valued at the full stated principal amount thereof. In addition, in the case of any Permitted Convertible Indebtedness for which the embedded conversion obligation must be settled by paying solely cash, so long as substantially concurrently with the offering of such Permitted Convertible Indebtedness, the Borrower enters into a cash-settled Permitted Bond Hedge Transaction relating to such Permitted Convertible Indebtedness, notwithstanding any other provision contained herein, for so long as such Permitted Bond Hedge Transaction (or a portion thereof corresponding to the amount of outstanding Permitted Convertible Indebtedness) remains in effect, all computations of amounts and ratios referred to herein shall be made as if the amount of Indebtedness represented by such Permitted Convertible Indebtedness were equal to the face principal amount thereof without regard to any mark-to-market derivative accounting for such Indebtedness.

(g) For purposes of calculating the maximum amount of Indebtedness permitted to be incurred under Sections 7.2(e), (k) or (o) or Restricted Payments permitted to be made under Section 7.6(e) or declared under 7.6(d), in each case solely in respect of the period between the signing of a definitive agreement for a Limited Condition Acquisition and consummation (or earlier termination or abandonment) of such Limited Condition Acquisition, such calculations shall be made both (i) giving pro forma effect to such Limited Condition Acquisition (including, for the avoidance of doubt, both (x) Consolidated EBITDA of or attributable to the target companies or assets associated with any such Limited Condition Acquisition and (y) Indebtedness for borrowed money the Borrower expects to incur to finance the Limited Condition Acquisition (if any)), as estimated or determined by the Borrower in good faith, and (ii) assuming such Limited Condition Acquisition is not consummated, and such Indebtedness incurred under Sections 7.2(e), (k) or (o) or Restricted Payment made under Section 7.6(e) or declared under Section 7.6(d) during such period must be permitted under both such calculations.

SECTION 2. AMOUNT AND TERMS OF LOANS AND COMMITMENTS

2.1 Loans and Commitments. (a) Subject to the terms and conditions set forth herein, each Lender severally agrees to make revolving credit loans in Dollars (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s other Revolving Extensions of Credit then outstanding, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.1(c) and 2.9.

(b) The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day; provided that the Borrower shall give the Administrative Agent irrevocable notice substantially in the form of Exhibit F (which notice must be received by the

Administrative Agent prior to 12:00 noon (New York City time), (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans) (provided, further, that any such notice of a borrowing of ABR Loans to finance payments required by Section 3.5 may be given not later than 11:00 a.m. (New York City time) on the date of the proposed borrowing), specifying (i) the aggregate amount and Type of the requested Borrowing, (ii) the requested Borrowing Date, (iii) in the case of Eurodollar Loans, the Interest Period therefor, and (iv) the location and number of the Borrower’s account to which funds are to be disbursed. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 11:00 a.m. (New York City time), on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

(c) Each Lender at its option may make any Loan by causing any domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement; provided, further, that no such option may be exercised by any Lender if, immediately after giving effect thereto, amounts would become payable by a Loan Party under Section 2.15 or 2.16 that are in excess of those that would be payable under such Section if such option were not exercised.

2.2 Swingline Commitments. (a) Subject to the terms and conditions hereof, each Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swingline loans denominated in Dollars (“Swingline Loans”) to the Borrower; provided that (x) the aggregate principal amount of Swingline Loans outstanding at any time from any Swingline Lender shall not exceed the Swingline Commitment of such Swingline Lender then in effect (notwithstanding that the Swingline Loans of such Swingline Lender outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Extensions of Credit, may exceed the Swingline Commitment of such Swingline Lender then in effect) and (y) the Borrower shall not request, and the Swingline Lenders shall not make, any Swingline Loan if, immediately after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero or the aggregate outstanding Swingline Loans would exceed the Swingline Limit. During the Revolving Commitment Period, the Borrower may use the Swingline Commitments by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be denominated in ABR Loans only.

(b) The Borrower shall repay to each Swingline Lender the then unpaid principal amount of each Swingline Loan made to the Borrower by such Swingline Lender on the earliest of (i) the Revolving Termination Date, (ii) the 15th Business Day after such Swingline Loan is made and (iii) the last Business Day of a calendar quarter that is at least three Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is borrowed, the Borrower shall repay all Swingline Loans made to it then outstanding.

2.3 Procedure for Swingline Loan Borrowing; Refunding of Swingline Loans. (a) Whenever the Borrower desires that a Swingline Lender make Swingline Loans it shall give such Swingline Lender irrevocable telephonic notice (which telephonic notice must be received by such Swingline Lender not later than 10:00 a.m. (New York City time), confirmed promptly in writing (with a copy to the Administrative Agent), specifying (i) the amount to be borrowed, (ii) the date of such Swingline Loan (which shall be a Business Day during the Revolving Commitment Period and may be the same day on which such notice was sent), and (iii) the account into which the proceeds of such Borrowing are to be deposited. Each borrowing under a Swingline Commitment shall be in an amount not less than $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 p.m. (New York City time), on the Borrowing Date specified in a notice in respect of Swingline Loans, such Swingline Lender shall make available to the Borrower at its office specified in the applicable notice an amount in immediately available funds equal to the amount of the Swingline Loan to be made by such Swingline Lender. Each Swingline Lender shall promptly notify the Administrative Agent of the making of any Swingline Loan.

(b) Each Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs such Swingline Lender to act on its behalf), on one Business Day’s notice given by such Swingline Lender no later than 12:00 p.m. (New York City time), request each Lender to make, and each Lender hereby agrees to make, a Revolving Loan in an amount equal to such Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) owed to such Swingline Lender outstanding on the date of such notice, to repay such Swingline Lender. Each Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 a.m. (New York City time), one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to such Swingline Lender for application by such Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrower irrevocably authorizes each Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c) If prior to the time a Swingline Loan would have otherwise been made pursuant to Section 2.3(a) one of the events described in Section 8.1(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by a Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.3(b), each Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.3(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans of such Swingline Lender by paying to such Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(d) Whenever, at any time after a Swingline Lender has received from any Lender such Lender’s Swingline Participation Amount, such Swingline Lender receives any payment on account of the applicable Swingline Loans, such Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all applicable Swingline Loans then due); provided, however, that in the event that such payment received by such Swingline Lender is required to be returned, such Lender will return to such Swingline Lender any portion thereof previously distributed to it by such Swingline Lender.

(e) Each Lender’s obligation to make the Revolving Loans referred to in Section 2.3(b) and to purchase participating interests pursuant to Section 2.3(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or the Borrower may have against any Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.4 Repayment of Revolving Loans. The Borrower shall repay all outstanding Revolving Loans made to the Borrower on the Revolving Termination Date.

2.5 Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving

Commitment Period, computed at the Commitment Fee Rate on the average daily unused amount of the Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date (and on demand following termination of the Revolving Commitments), commencing on the first such date to occur after the Closing Date. For purposes of computing commitment fees, the Revolving Commitment of any Lender shall be deemed to be used to the extent of the outstanding amounts of the Revolving Loans and L/C Obligations of such Lender (but not to the extent of such Lender’s participations in outstanding Swingline Loans).

(b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in the Agency Fee Letter and to perform any other of its obligations contained therein.

2.6 Termination or Reduction of Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, immediately after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction (a) shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect and (b) for the avoidance of doubt, may be revoked by the Borrower prior to the effective date thereof.

2.7 Optional Prepayments. The Borrower may at any time and from time to time prepay the Revolving Loans, in whole or in part, without premium or penalty, upon notice (which may be conditioned on the occurrence of a specified event) delivered to the Administrative Agent no later than 11:00 a.m. (New York City time), (i) one Business Day prior thereto, in the case of ABR Loans and (ii) three Business Days prior thereto, in the case of Eurodollar Loans, which notice shall specify the date and amount of prepayment and Type of the Loans being prepaid, as applicable; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.17. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof, or if less, the outstanding principal amount of such Loan. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple in excess thereof, or if less, the outstanding principal amount of such Swingline Loan. Partial optional prepayments of the Loans shall be ratable as among the Lenders thereof.

2.8 Mandatory Prepayments. If the Total Revolving Extensions of Credit exceed the Total Revolving Commitments, the Borrower shall prepay the Revolving Loans and cash collateralize L/C Obligations in an aggregate principal amount at least equal to such excess.

2.9 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 a.m. (New York City time), on the Business Day preceding the proposed conversion date. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 a.m. (New York City time), on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative

Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations; provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.10 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $500,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

2.11 Interest Rates and Payment Dates. (a) Subject to the provisions of Section 2.11(c), each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Subject to the provisions of Section 2.11(c), each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) If any Event of Default exists under Sections 8.1(a) or (f), the Loans, Reimbursement Obligations and other Obligations under the Loan Documents not paid when due shall bear interest at a rate per annum equal to (i) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (ii) in the case of any other Obligation, the rate then applicable to ABR Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such Event of Default until the earlier of the date such amount is paid in full (after as well as before judgment) and the date such Event of Default is cured or waived.

(d) Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.12 Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate shall be calculated on the basis of a 365 (or 366 days, as the case may be), day year for the actual number of days elapsed (including the first day but excluding the last day). The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurodollar Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be presumptively correct and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.11(a).

2.13 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined in good faith (which determination shall be presumptively correct and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent (which the Administrative Agent shall do promptly after the circumstances giving rise to such event no longer exist), no further Eurodollar Loans of the affected Type shall be made or continued as such, nor shall the Borrower have the right to convert Loans to such Type of Eurodollar Loans.

2.14 Pro Rata Treatment and Payments. (a) Except as otherwise provided herein, each payment by the Borrower on account of any fee payable to Lenders with respect to Revolving Loans shall be made pro rata according to the Revolving Percentages of the relevant Lenders entitled thereto.

(b) Except as otherwise provided herein, each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective Revolving Percentages of the Lenders entitled thereto.

(c) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 p.m. (New York City time), on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in immediately available funds. The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension. All payments hereunder shall be made in Dollars.

(d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the date of borrowing therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the Federal Funds Effective Rate, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such date of borrowing, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable thereto, within three Business Days after demand therefor from the Borrower.

(e) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at a rate per annum equal to the Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.3, 2.14(d), 2.14(e), 3.4(a) or 9.7, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision of this Agreement), apply any amounts thereafter received by the Administrative Agent, the Swingline Lender or the Issuing Lender for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(g) The respective obligations of the Lenders under this Agreement are several and not joint and no Lender shall be responsible for the failure of any other Lender to satisfy its obligations hereunder.

2.15 Change in Law. (a) If any Change in Law made subsequent to the date hereof:

(i) shall subject any Lender or Issuing Lender to any Tax of any kind whatsoever on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto or with respect to this Agreement, any Letter of Credit, any application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or Issuing Lender in respect thereof (except for (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(iii) shall impose on such Lender or any Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Revolving Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to such Lender (or, in the case of (i), such Lender or Issuing Lender), by an amount that such Lender (or, in the case of (i), such Lender or Issuing Lender) reasonably deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender (or, in the case of (i), such Lender or Issuing Lender), within 30 days after receipt of a reasonably detailed invoice therefor, any additional amounts necessary to compensate such Lender (or, in the case of (i), such Lender or Issuing Lender) for such increased cost or reduced amount receivable. If any Lender (or, in the case of (i), any Lender or Issuing Lender) becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined in good faith that any Change in Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority, in each case, made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation would have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and liquidity) by an amount reasonably deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be presumptively correct in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.16 Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) In addition, the Borrower shall pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.16, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law and at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent or prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a United States Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) If a Credit Party determines, in its sole discretion (exercised in good faith), that it has received a refund of any Taxes as to which it has been indemnified by Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Credit Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Credit Party, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Credit Party in the event the Credit Party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any Credit Party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to any Loan Party or to any other Person.

(h) Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) For purposes of this Section 2.16, the term “Lender” includes any Issuing Lender and, for purposes of Section 2.16(f), the Administrative Agent; and the term “applicable law” includes FATCA.

2.17 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss (other than lost profits) or expense that such Lender sustains or incurs as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement (other than by operation of Section 2.13), (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be presumptively correct in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.18 Change of Lending Office. If any Lender requests compensation under Section 2.15, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.16, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.19 Incremental Facility. (a) The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more tranches of term loans (each an “Incremental Term Facility”) or an increase in the amount of the Revolving Facility (each, an “Incremental Revolving Facility”; together with the Incremental Term Facilities, each an “Incremental Facility”); provided that (i) at the time of such request, no Event of Default shall have occurred and be continuing, (ii) the Borrower shall be in compliance with the covenants contained in Section 7.1 determined on a pro forma basis as of the last day of the most recent period of the Borrower for which financial statements are available as if any term loans under such Incremental Facility had been outstanding and any revolving commitment under such Incremental Facility (to the extent available to make Loans) had been fully used on the last day of such period; provided, that, for an Incremental Facility that is requested in connection with the financing of a Limited Condition Acquisition, the pro forma financial covenant compliance condition in this clause (ii) shall be computed based on the immediately preceding four fiscal quarter period for which financial statements are available prior to the date on which the definitive acquisition agreement for such Limited Condition Acquisition is entered into and (iii) the aggregate principal amount of the Incremental Facilities shall not exceed $150,000,000. Each Incremental Facility shall be in an aggregate principal amount that is not less than $25,000,000 (provided that such amount may be less than $25,000,000 if such amount represents all remaining availability under the limit set forth in the immediately preceding sentence).

(b) (i) Any Incremental Facility shall be ratably secured with the Loans, (ii) any Incremental Term Facility shall not mature earlier than the Revolving Termination Date nor have amortization of greater than 5% or less of the original principal amount of such Incremental Term Facility per year, (iii) the Applicable Margin, Commitment Fee Rate and the other terms and conditions applicable to any Incremental Revolving Facility shall be the same as those applicable to the Revolving Facility, (iv) the Applicable Margin relating to any Incremental Term Facility shall be determined by the Borrower and the Lenders providing such Incremental Term Facility and (v) any Incremental Term Facility shall otherwise be on terms and pursuant to documentation to be determined by the Borrower and the Persons willing to provide such Incremental Term Facility; provided that to the extent such terms and documentation are not consistent with the then existing Facilities (other than with respect to pricing, amortization and maturity) they shall be reasonably satisfactory to the Administrative Agent (it being agreed that Incremental Term Facilities may contain customary mandatory prepayments, voting rights and prepayment premiums). Each notice from the Borrower pursuant to this Section 2.19 shall set forth the requested amount and proposed terms of the relevant Incremental Facility and the Lenders or other Persons willing to provide the Incremental Facility. The Incremental Facility may be provided by any existing Lender or by any Eligible Assignee selected by the Borrower (any such other financial institution or fund being called an “Additional Lender”); provided that the Administrative Agent shall have consented (not to be unreasonably withheld) to such Additional Lender’s providing such Incremental Facility, if an Incremental Revolving Facility, if such consent would be required under Section 10.6 for an assignment of Loans to such Additional Lender. Commitments in respect of Incremental Facilities shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent pursuant to Section 10.1(d) hereof. The Incremental Amendment may, without need for the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.19. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 5.2 (it being understood that all references to the date of making of an Extension of Credit or similar language in such Section 5.2 shall be deemed to refer to the effective date of such Incremental Amendment) and such other conditions, if any, as the parties thereto shall agree; provided, however, that for an Incremental Facility that is requested in connection with the financing of a Limited Condition Acquisition, the effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof of only such conditions precedent as the parties thereto shall agree. The Borrower will use the proceeds of the Incremental Facilities for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Facility, unless it so agrees. The Administrative Agent and the Lenders hereby agree that, other than with respect to any Incremental Revolving Facility, the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this paragraph.

2.20 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the Revolving Commitment of such Defaulting Lender pursuant to Section 2.5(a);

(b) the Commitment and Revolving Extensions of Credit of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.1); provided that (i) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender and (ii) any waiver, amendment or modification increasing the amount or extending the expiration date of such Defaulting Lender’s Revolving Commitment, reducing the stated rate of any interest payable hereunder to such Defaulting Lender or extending the scheduled date of any payment thereof to such Defaulting Lender that would, absent this Section 2.20(b), require the consent of such Defaulting Lender pursuant to Section 10.1 shall require the consent of such Defaulting Lender.

(c) if any Swingline Exposure or L/C Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such Swingline Exposure and L/C Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Percentages but only to the extent (x)(1) the sum of all non-Defaulting Lenders’ Revolving Extensions of Credit plus such Defaulting Lender’s Swingline Exposure and L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments and (2) each non-Defaulting Lender’s Revolving Extensions of Credit plus its Revolving Percentage of such Defaulting Lender’s Swingline Exposure and L/C Exposure does not exceed such non-Defaulting Lender’s Revolving Commitment and (y) no Default or Event of Default shall have occurred and be continuing;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within two Business Days following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Lender only such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth the last paragraph of Section 8 for so long as such L/C Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to this Section 2.20(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3 with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;

(iv) if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 2.20(c), then the fees payable to the Lenders pursuant to Section 2.5(a) and Section 3.3 shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Percentages; and

(v) if all or any portion of such Defaulting Lender’s L/C Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.20(c), then, without prejudice to any rights or remedies of the Issuing Lender or any Lender or the Borrower hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Revolving Commitment that was utilized by such L/C Exposure) and letter of credit fees payable under Section 3.3 with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Lender until such L/C Exposure is cash collateralized and/or reallocated; and

(d) so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(c), and participating interests in any such newly made Swingline Loans or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and Defaulting Lenders shall not participate therein); and

(e) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 10.7 but excluding Section 10.1(b)) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the

Administrative Agent hereunder, (ii) second, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lender hereunder, (iii) third, if so determined by the Administrative Agent or requested by an Issuing Lender, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any existing or future participating interest in any Letter of Credit, (iv) fourth, to the funding of any Revolving Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (v) fifth, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any Revolving Loans under this Agreement, (vi) sixth, to the payment of any amounts owing to the Lenders or an Issuing Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or such Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vii) seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (viii) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, with respect to this clause (viii), that if such payment is (x) a prepayment of the principal amount of any Revolving Loans or Reimbursement Obligation in respect of which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 5.2 are satisfied, such payment shall be applied solely to prepay the Revolving Loans of, and Reimbursement Obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Revolving Loans, or Reimbursement Obligations owed to, any Defaulting Lender.

If (i) a Bankruptcy Event with respect to a parent company of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Lender, as the case may be, shall have entered into arrangements with the Borrower or such Lender, reasonably satisfactory to the Swingline Lender or the Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder; provided this paragraph shall not apply if the Swingline Exposure and L/C Exposure of such Lender is fully reallocated among non-Defaulting Lenders and/or cash collateralized as described in Section 2.20(e).

In the event that the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders (other than Swingline Loans) as the Administrative shall reasonably determine is necessary for such Lender to hold such Revolving Loans in accordance with its Revolving Percentage.

2.21 Extension Offers. (a) The Borrower may, on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, an “Extension Offer”) to all the Lenders of one or more Facilities (each Facility subject to such an Extension Offer, an “Extension Request Facility”), in each case to extend the final maturity date of such Lenders’ respective Loans and commitments under such Facility to a later maturity date and to make one or more other Extension Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower. Such Extension Offer shall set forth the terms and conditions of the requested Extension Permitted Amendments, the date on which the Extension Agreement (as defined below) is requested to become effective (which date shall be acceptable to the Administrative Agent) and such other principal terms on which the Borrower proposes to enter into the Extension Agreement. Extension Permitted Amendments shall become effective only with respect to the Loans and commitments of the Lenders of the Extension Request Facility that accept the applicable Extension Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and commitments of such Extension Request Facility. No Lender shall have any obligation to accept any such Extension Offer.

(b) The Borrower, each Accepting Lender and the Administrative Agent shall execute and deliver an amendment agreement (the “Extension Agreement”) and such other documentation as the

Administrative Agent shall reasonably specify to evidence the Extension Permitted Amendments and the terms and conditions thereof and such amendment will be effective to amend this Agreement and the other Loan Documents on the terms set forth therein without need for the consent of any other Lender; provided that no Extension Agreement may alter the rights of any Lender (other than the applicable Accepting Lenders) in any manner that would not be permitted under Section 10.1 without the consent of such Lender unless such consent shall have been obtained. The effectiveness of any Extension Agreement shall be subject to such conditions precedent as the parties thereto shall agree. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this paragraph.

(c) The Administrative Agent shall promptly notify each Lender as to the effectiveness of an Extension Agreement. Each Extension Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section, including any amendments necessary to treat the applicable Loans and/or commitments of the Accepting Lenders as a new “Facility” of loans and/or commitments hereunder; provided that, in the case of any Extension Offer relating to Revolving Commitments or Revolving Loans, except as otherwise agreed to by each Issuing Lender and each applicable Swingline Lender, (i) the allocation of the participation exposure with respect to any then-existing or subsequently issued or made Letter of Credit or Swingline Loan under the applicable Facility as between the commitments of such new “Facility” and the remaining Revolving Commitments under the applicable Facility shall be made on a ratable basis as between the commitments of such new “Facility” and the remaining Revolving Commitments under such Facility and (ii) the Revolving Commitment Period and the Revolving Termination Date, as such terms are used in reference to Letters of Credit or Swingline Loans, may not be extended without the prior written consent of each applicable Issuing Lender and each applicable Swingline Lender, as applicable.

2.22 Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended. In the case of the making of a Eurodollar Borrowing, such Lender’s Loan shall be made as a Base Rate Loan as part of the same Borrowing for the same Interest Period and, if the affected Eurodollar Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different lending office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.

SECTION 3. LETTERS OF CREDIT

3.1 L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue letters of credit (collectively, “Letters of Credit”) for the account of the Borrower (or any Restricted Subsidiary, provided the Borrower is liable hereunder in respect of any such Letter of Credit) on any Business Day during the Revolving Commitment Period in such form as may be provided or approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, immediately after giving effect to such issuance, (i) the L/C Obligations would exceed the Total L/C Limit, (ii) the aggregate amount of the Available Revolving Commitments would be less than zero, or (iii) the L/C Exposure in respect of Letters of Credit issued by such Issuing Lender would exceed such Issuing Lender’s L/C Commitment; provided, further, that Barclays shall have no obligation to issue any Letter of Credit that is not a standby letter of credit. Each Letter of Credit shall be denominated in Dollars and expire no later than the earlier of (x) the first anniversary of its date of issuance, unless the Issuing Lender otherwise agrees and (y) the date that is five Business Days prior to the Revolving Termination Date; provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above) or (iv) except as otherwise agreed by the Administrative Agent and the Issuing Lender, such Letter of Credit is in an initial stated amount less than $10,000.

(b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law or the issuance of such Letter of Credit would violate one or more policies of such Issuing Lender applicable to letters of credit generally.

(c) The Issuing Lender shall not be under any obligation to amend or extend any Letter of Credit if (A) the Issuing Lender would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment thereto.

3.2 Procedure for Issuance of Letter of Credit. (a) The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the reasonable satisfaction of the Issuing Lender, and such other customary certificates, documents and other papers and information as the Issuing Lender may reasonably request. Such Application must be received by the Issuing Lender not later than 1:00 p.m. (New York City time) at least five Business Days (or such shorter period as the Issuing Lender may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith (if any) in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than five Business Days (or such shorter period as the Issuing Lender may agree in a particular instance in its sole discretion) after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

(b) If the Borrower so requests in any applicable Application, the Issuing Lender may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit shall permit the Issuing Lender to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Lender, the Borrower shall not be required to make a specific request to the Issuing Lender for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Lender to permit the renewal of such Letter of Credit at any time to an expiry date not later than the date that is five Business Days prior to the Revolving Termination Date; provided, however, that the Issuing Lender shall not (x) permit any such renewal if (A) the Issuing Lender has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its renewed form under the terms hereof or (B) it has received notice (which may be in writing or by telephone (if immediately confirmed in writing)) on or before the day that is seven Business Days before the Nonrenewal Notice Date from the Administrative Agent that the Required Lenders have elected not to permit such renewal or (y) be obligated to permit such renewal if it has received notice (which may be in writing or by telephone (if immediately confirmed in writing)) on or before the day that is seven Business Days before the Nonrenewal Notice Date from the Administrative Agent, the Required Lenders or the Borrower that one or more of the applicable conditions set forth in Section 5.2 is not then satisfied, and in each such case directing the Issuing Lender not to permit such renewal.

3.3 Fees and Other Charges. (a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans, shared ratably among the Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee of 0.125% per annum on the undrawn and unexpired face amount of each Letter of Credit, payable quarterly in arrears on each Fee Payment Date after the issuance date.

(b) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4 L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement (or if any reimbursement received by the Issuing Lender shall be required to be returned by it at any time), such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount that is not so reimbursed (or is so returned). Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is not paid to the Issuing Lender by 3:00 p.m. (New York City time) on the Business Day specified by the Issuing Lender as the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that if any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

3.5 Reimbursement Obligation of the Borrower. If any draft is paid under any Letter of Credit, the Borrower shall reimburse the Issuing Lender for the amount of the draft so paid and any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment on (i) the date of such payment if the Borrower receives notice of such draft prior to 11:00 a.m. (New York City time) on such day, or (ii) if clause (i) above does not apply, not later than 3:00 p.m. (New York City time) the Business Day immediately following the day that the Borrower receives such notice. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.11(b) and (y) thereafter, Section 2.11(c). If the Borrower fails to so reimburse such Issuing Lender as required by this Section 3.5, the Borrower shall be deemed to have requested a borrowing of ABR Loans to be disbursed on such payment date in an amount equal to such unreimbursed amount, without regard to the minimum and multiples specified in Section 2.1(b) for the principal amount of ABR Loans or the conditions precedent set forth in Section 5.2.

3.6 Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute, unconditional and irrevocable under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply and control.

3.9 Cash Collateralization. If on any date the L/C Obligations exceeds an L/C Commitment, then the Borrower shall within three Business Days after notice thereof from the Administrative Agent deposit in a cash collateral account opened by the Administrative Agent an amount equal to such excess plus accrued and unpaid interest thereon. The Administrative Agent shall promptly release such cash collateral to the Borrower as and when the L/C Obligations no longer exceed such L/C Commitment.

3.10 Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the Issuing Lender and the Borrower when a Letter of Credit is issued, the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Letter of Credit.

3.11 Reporting. Not later than the third Business Day following the last day of each week (or at such other intervals as the Administrative Agent and the applicable Issuing Lender shall agree), each Issuing Lender shall provide to the Administrative Agent a schedule of the Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), the expiration date, and the reference number of any Letter of Credit outstanding at any time during such month, and showing the aggregate amount (if any) payable by the Borrower to such Issuing Lender during such month.

3.12 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Application related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time, less the amount of any permanent reductions in the amount thereof.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and the Lenders to make the Loans and issue or participate in the Letters of Credit, each Loan Party hereby jointly and severally represents and warrants to the Agents and each Lender that:

4.1 No Change. Since December 31, 2014, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.

4.2 Existence; Compliance with Law. Each Group Member (a) is duly organized or formed, validly existing and in good standing (in the case of Foreign Subsidiaries, solely to the extent such concepts, or the functional equivalent thereof, apply) under the laws of the jurisdiction of its organization or formation thereof, (b) has (i) all power and authority and (ii) all governmental licenses, authorizations consents and approvals, in each case, to own or lease its assets and carry on its business in which it is currently engaged, (c) is duly qualified and is licensed and, as applicable, in good standing (in the case of Foreign Subsidiaries, solely to the extent such concepts, or the functional equivalent thereof, apply) under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license and (d) is in compliance with all Requirements of Law, except in the case of (b)(ii), (c) and (d) when the failure to do so would not reasonably be expected to have a Material Adverse Effect.

4.3 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents except (i) consents, authorizations, filings and notices described in Schedule 4.3, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 4.20, (iii) filings required under the Exchange Act in respect of the transaction contemplated hereby and (iv) consents, authorizations, filings and notices required under the laws of the jurisdiction of organization of any Foreign Subsidiary in respect of the grant of a security interest in respect of its Capital Stock pursuant to the Guarantee and Collateral Agreement or any other Security Document. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.4 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any material Contractual Obligation of any Loan Party and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Loan Documents).

4.5 Litigation. There are no actions, suits, proceedings, claims, disputes or investigations of or before any Governmental Authority, pending or, to the knowledge of any Group Member, threatened in writing, at law or in equity, by or against the Borrower or any Restricted Subsidiary or against any of their properties or revenues that (a) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (b) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby.

4.6 No Default. No Group Member is in default under or with respect to any Contractual Obligation that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

4.7 Ownership of Property; Liens. Except in each case as would not reasonably be expected to have a Material Adverse Effect, each Group Member has title in fee simple to, or a valid leasehold, subleasehold, license or other interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property, except for minor encumbrances and defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes is subject to any Lien except as permitted by Section 7.3.

4.8 Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect: each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted; no claim has been asserted and is pending by any Person against any Group Member challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property of any Group Member, nor does the Borrower know of any valid basis for any such claim; and to the knowledge of the Borrower, no use by any Group Member of any of its Intellectual Property or the Collateral infringes on the intellectual property rights of any Person. Except as would not reasonably be expected to have a Material Adverse Effect, all necessary registration, maintenance, renewal and other relevant filing fees in connection with any of the Intellectual Property that is the subject of a registration or an application for registration have been timely paid, and all necessary documents, certificates and filings in connection with the Intellectual Property have been timely filed with the relevant Governmental Authority and internet domain name registrar(s) for the purpose of maintaining such Intellectual Property and all registrations and applications therefor.

4.9 Taxes. Each Group Member has filed or caused to be filed all Federal and material state and other material Tax returns that are required to be filed and has paid all Taxes shown to be due and payable on said returns or on any material assessments made against it or any of its property and all other material Taxes imposed on it or any of its property by any Governmental Authority (except any such Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP (where GAAP requires such reserves) have been provided on the books of the relevant Group Member).

4.10 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board.

4.11 Labor Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been, in all material respects, paid or accrued as a liability on the books of the relevant Group Member.

4.12 ERISA. Except, in the aggregate, as would not reasonably be expected to result in a Material Adverse Effect, (a) each Loan Party and each of their respective ERISA Affiliates is in compliance with the applicable provisions of ERISA and the Code relating to Single Employer Plans and Multiemployer Plans and the regulations and published interpretations thereunder and (b) no ERISA Event has occurred.

4.13 Investment Company Act. No Loan Party is an “investment company”, or a company “controlled by” an “investment company” as defined in the Investment Company Act of 1940.

4.14 Subsidiaries. As of the date hereof, (a) Schedule 4.14 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) except as set forth on Schedule 4.14, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options or similar equity awards granted to current or former employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Subsidiary.

4.15 Use of Proceeds. The proceeds of the Loans shall be used for working capital and general corporate purposes, including to finance acquisitions and fund Restricted Payments.

4.16 Environmental Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and to the knowledge of the Borrower, have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation by any Group Member of, or could give rise to liability of any Group Member under, any Environmental Law;

(b) no Group Member has received any written or, to the knowledge of the Borrower, oral notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties during the last five years by any Group Member or, to the knowledge of the Borrower, other Person or, to the knowledge of the Borrower, any prior time in violation of, or in a manner or to a location that could give rise to liability of any Group Member under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties during the last five years by any Group Member or, to the knowledge of the Borrower, other Person or, to the knowledge of the Borrower, any prior time in violation of, or in a manner that could give rise to liability of any Group Member under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding against any Group Member or, to the knowledge of the Borrower, other Person under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, during the last five years or, to the knowledge of the Borrower, any prior time in violation of or in amounts or in a manner that could give rise to liability of any Group Member under Environmental Laws;

(f) the Properties and all operations at the Properties are in compliance, and have in the last five years and, to the knowledge of the Borrower, at all prior times been in compliance, with all Environmental Laws, and there is no contamination at, under or about the Properties that could give rise to liability of any Group Member or violation of any Environmental Law with respect to the Properties or the Business; and

(g) no Group Member has assumed any liability by contract or, to the knowledge of the Borrower, operation of law, of any other Person under Environmental Laws.

4.17 Accuracy of Information, etc. No factual written statement or information contained in this Agreement, any other Loan Document or any other document or certificate furnished by or on behalf of any Group Member to the Administrative Agent, the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents (other than, for the avoidance of doubt, any estimates, projections or pro forma information), when taken as a whole, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances when made. The projections and pro forma information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such projections as they relate to future events are subject to significant uncertainties, many of which are beyond the control of the Borrower and not to be viewed as fact or a guarantee of performance and that actual results during the period or periods covered by such projections may differ from the projected results set forth therein by a material amount.

4.18 Financial Statements. The audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of December 31, 2014 and the related statements of income and cash flow for the fiscal year ending on such date as heretofore furnished to the Administrative Agent, are complete and correct in all material respects and fairly present in all material respects the financial condition of the Borrower and its Subsidiaries, on a consolidated basis, on such date. Such financial statements, including the related schedules and notes thereto, have been prepared in conformity with GAAP applied on a consistent basis, and all liabilities, direct and contingent, of the Borrower on a consolidated basis with its Subsidiaries on such date required to be disclosed pursuant to GAAP are disclosed in such financial statements.

4.19 Insurance. All policies of insurance of any kind or nature owned by or issued to each Group Member, including policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation, employee health and welfare, property and liability insurance, are (a) in full force and effect except to the extent commercially reasonably determined by the Borrower not to be necessary pursuant to clause (b) of this Section 4.19 or which are not material to the Group Member’s overall coverage and (b) are of a nature and provide such coverage as in the reasonable opinion of the Borrower, is sufficient and is customarily carried by companies of the size and character of the Group Members.

4.20 Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent, for its benefit, for the benefit of the Administrative Agent and for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Collateral Agent (together with a properly completed and signed stock power or endorsement), and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 4.20(a) in appropriate form are filed in the offices specified on Schedule 4.20(a) together with payment of any filing or recordation fees, or, with respect to after-acquired property, when the requirements set forth in Section 6.9 have been complied with, the Collateral Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (except for registration of and application for Intellectual Property filed outside the United States) to the extent such Lien can be perfected by the filing of financing statements under the applicable UCC, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3, and in the case of Collateral constituting Pledged Stock, inchoate Liens arising by operation of law and Liens permitted by Section 7.3(m)), in each case, to the extent required by the Guarantee and Collateral Agreement.

(b) To the extent applicable, each of the Mortgages, if any, entered into pursuant to Section 6.9(d) is effective to create in favor of the Collateral Agent, for its benefit, for the benefit of the Administrative Agent and for the benefit of the Lenders, a legal, valid and enforceable Lien on the property described therein, and when the Mortgages are filed in the appropriate offices, each such Mortgage shall constitute a Lien on, and security interest in, all right, title and interest of the Loan Parties in the subject property, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (except Liens permitted by Section 7.3).

4.21 Solvency. After giving effect to the occurrence of the Closing Date and the incurrence of all Indebtedness and Obligations being incurred in connection herewith and therewith, the Borrower and its Subsidiaries on a consolidated basis are Solvent.

4.22 Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed (in its reasonable business judgment) to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents (in their respective capacities as such) with Anti-Corruption Laws and applicable Sanctions, and the Borrower and its Subsidiaries and to the knowledge of the Borrower their respective directors, officers, employees and agents (in their respective capacities as such), are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower or any Subsidiary or to the knowledge of the Borrower any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any duly appointed agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person, in each case where such status as a Sanctioned Person would violate applicable Sanctions. No borrowing of any Loan or Letter of Credit or use by any Group Member thereof will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 5. CONDITIONS PRECEDENT

5.1 Closing Date. Each Lender’s respective Commitment hereunder shall become effective, on the terms and subject to the other conditions set forth herein, upon the satisfaction of the following conditions precedent (except to the extent waived by the Required Lenders):

(a) Credit Agreement. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Borrower and the Lenders, (ii) the Guarantee and Collateral Agreement, executed and delivered by the Borrower and each Guarantor and (iii) the Agency Fee Letter, executed and delivered by the Borrower and the Administrative Agent.

(b) Closing Certificates. The Administrative Agent shall have received a Closing Certificate (together with all attachments thereto) from each Loan Party, dated as of the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent.

(c) Evidence of Solvency. The Administrative Agent shall have received a solvency certificate from the chief executive officer or chief financial officer of Borrower, in form and substance reasonably satisfactory to the Administrative Agent.

(d) Fees. The Lenders and the Administrative Agent shall have received all documented fees required to be paid, and all out-of-pocket expenses required to be reimbursed for which invoices have been presented (including the reasonable fees and expenses of legal counsel) at least two Business Days prior to the Closing Date.

(e) Legal Opinions of Counsel to the Borrower. The Administrative Agent shall have received an opinion, in form and substance reasonably satisfactory to the Administrative Agent, of counsel to the Borrower and its Restricted Subsidiaries.

(f) Projections. The Borrower shall have delivered projections through December 31, 2019 prepared in good faith on the basis of the assumptions stated therein.

(g) Financial Statements. The Administrative Agent shall have received audited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2014.

(h) Patriot Act and “Know Your Customer” Information. The Administrative Agent shall have received no later than three Business Days in advance of the Closing Date all documentation and other information requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the United States PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”), that has been reasonably requested in writing by any Lender at least ten days in advance of the Closing Date.

(i) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 6.5.

(j) Pledged Stock; Stock Powers; Pledged Notes. The Collateral Agent shall have received (i) the certificates representing the certificated shares of Capital Stock pledged pursuant to the Security Documents, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Collateral Agent pursuant to the Security Documents endorsed (without recourse) in blank (or accompanied by an executed transfer form or allonge in blank) by the pledgor thereof, in each case of the foregoing.

(k) Filings, Registrations and Recordings. Each document (including any UCC financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent, for its benefit, for the benefit of the Administrative Agent and for the ratable benefit of the Lenders, a perfected Lien (or in the case of Mortgages, a valid Lien) on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form to the satisfaction of the Collateral Agent for filing, registration or recordation.

5.2 Each Extension of Credit. The agreement of each Lender to make the Extension of Credit requested to be made by it on any date is subject to the satisfaction of the following conditions precedent (except to the extent waived by the Required Lenders):

(a) Representations and Warranties. Each of the representations and warranties made by any Group Member in or pursuant to the Loan Documents shall be true and correct in all material respects (provided that if any representation or warranty is by its terms qualified by materiality, such representation shall be true and correct in all respects) on and as of such date as if made on and as of such date, except to the extent that any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or immediately after giving effect to the extensions of credit requested to be made on such date.

(c) Borrowing Notice. The Administrative Agent and, if applicable, the Issuing Lender or the Swingline Lender, shall have received a customary borrowing notice in accordance with Section 2.1(b) and substantially in the form of Exhibit F hereto.

SECTION 6. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, commencing on the Closing Date and so long as the Commitments remain in effect, any Letter of Credit remains outstanding (and not cash collateralized or supported by a back-to-back letter of credit reasonably acceptable to the applicable Issuing Bank) or any Loan or other amount (other than with respect to contingent indemnification obligations as to which no claim is pending) is owing to any Lender or the Administrative Agent hereunder, it shall and shall cause each of its Restricted Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent (who shall provide to each Lender):

(a) promptly after available, but in any event not later than 60 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its Restricted Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case, in comparative form the figures for the previous year, reported on without a going concern qualification or qualification arising out of the scope of the audit, by independent certified public accountants of nationally recognized standing;

(b) promptly after available, but in any event not later than 40 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, commencing with the fiscal quarter ended on or about April 5, 2015, the unaudited consolidated balance sheet of the Borrower and its Restricted Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case, in comparative form the figures for the previous year, certified by a Responsible Officer, on behalf of the Borrower, as being fairly stated in all material respects; and

(c) promptly after available, but in any event not later than 60 days after the end of each fiscal year of the Borrower, a detailed consolidated budget of the Borrower and its Subsidiaries in reasonable detail for that fiscal year as customarily prepared by management of the Borrower for its internal use consistent in scope with the financial statements provided pursuant to Section 6.1(a) (but including, in any event, a projected consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow and projected income for such following fiscal year).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except (i) as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein and (ii) with respect to unaudited statements, the absence of footnote disclosure and subject to year-end audit adjustments) consistently throughout the periods reflected therein and with prior periods.

6.2 Certificates; Other Information. Furnish to the Administrative Agent which shall make such item available to each Lender (or, in the case of clause (f), to the relevant Lender):

(a) concurrently with the delivery of any financial statements pursuant to Section 6.1(a) or (b), (i) a certificate of the Borrower stating that the Responsible Officer executing such certificate on behalf of the Borrower has no knowledge of any Default or Event of Default except as specified in such certificate, (ii) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Borrower with Section 7.1, including supporting calculations in reasonable detail, (iii) in the case of quarterly or annual financial statements, to the extent not previously disclosed to the Administrative Agent, (1) a description of any change in the jurisdiction of organization of any Loan Party, (2) a description of any Domestic Subsidiary acquired or created, including name and jurisdiction of organization, (3) a description of any Person that has become a Loan Party, in each case since the date of the most recent report delivered pursuant to this clause (iii) (or, in the case of the first such report so delivered, since the Closing Date) and (4) notice of any amount in excess of $2,000,000 payable under or in connection with any of the Collateral being evidenced by any Instrument, Certificated Security or Chattel Paper (each as defined in the Guarantee and Collateral Agreement) and (iv) (A) a summary of the pro forma adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such financial statements and (B) a list identifying each subsidiary of the Borrower as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate or confirmation that there is no change in such information since the later of the Closing Date and the date of the last such list;

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Restricted Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter;

(c) within five Business Days after the same are filed, copies of all financial statements and reports that the Borrower makes to, or files with, the SEC including any press release providing earnings guidance;

(d) to the Administrative Agent on behalf of each Required Lender promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that, following reasonable request of the Administrative Agent (which right to request shall be exercised no more than once during a 12-month period), any Loan Party or any ERISA Affiliate shall have promptly requested from the administrator or sponsor of a Multiemployer Plan with respect to such Multiemployer Plan;

(e) promptly after the furnishing thereof, copies of any notice of default delivered by the Borrower or any Subsidiary in respect of any Indebtedness having an aggregate outstanding principal amount of $20,000,000 or more; and

(f) promptly, subject to applicable confidentiality agreements of the Group Members or Requirements of Law, such reasonably available additional information regarding the business, legal, financial or corporate affairs of the Group Members as any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.1, Section 6.2 or Section 6.7 may be delivered electronically and if so delivered, shall be deemed to have been delivered to, and received by, the Administrative Agent and Lenders on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet, (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial or governmental third-party website or whether sponsored by the Administrative Agent) or (iii) on which the Borrower has filed such reports with the SEC via the EDGAR filing system; provided, that at the request of the Administrative Agent, the Borrower shall provide by electronic mail electronic versions (i.e., soft copies) of such documents.

6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations in respect of Taxes, assessments and governmental charges or levies of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP, or, in the case of Foreign Subsidiaries, with generally accepted accounting principles in effect from time to time in their respective jurisdiction of organization, with respect thereto have been provided on the books of the Borrower and its Restricted Subsidiaries.

6.4 Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 or Section 7.5 and except, in the case of clause (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Requirements of Law except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.5 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted except as would not reasonably be expected to have a Material Adverse Effect, (b) maintain with financially sound and reputable insurance companies insurance on its material property in at least such amounts and against at least such risks (but including in any event public liability and product liability) as are usually insured against in the same general area by companies engaged in the same or a similar business, (c) take all reasonable and necessary steps, including, in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the Intellectual Property, including, filing of applications for renewal, affidavits of use and affidavits of incontestability, except in each case to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect and (d) if (x) any improved portion of any real property subject to a Mortgage is at any time located in a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Program and (y) the Administrative Agent shall have delivered notice(s) to the relevant Loan Party pursuant to Section 208.25(i) of Regulation H of the Federal Reserve Board stating that such mortgaged property is located a Special Flood Hazard Area with respect to which such flood insurance has been made available, then the Borrower shall, or shall cause such Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the National Flood Insurance Program and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit representatives of the Agents or any Lender through the Administrative Agent, in each case, subject to the limitations of reasonable confidentiality agreements not entered into for the purpose of avoiding obligations under this Section 6.6, to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time upon reasonable notice and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and managerial employees of the Group Members and with their independent certified public accountants; provided that an officer of the Borrower shall be provided reasonable opportunity to participate in any such discussion with the accountants; provided further that such inspections shall be coordinated through the Administrative Agent so that in the absence of an Event of Default, not more than one such inspection shall occur in any calendar year. The Agents and the Lenders agree to use reasonable efforts to coordinate and manage the exercise of their rights under this Section 6.6 so as to minimize the disruption to the business of the Borrower and its Restricted Subsidiaries resulting therefrom.

6.7 Notices. Upon a Responsible Officer learning of the same, promptly give notice to the Administrative Agent of:

(a) the occurrence of any Default or Event of Default;

(b) any litigation or proceeding affecting any Loan Party (i) in which the amount (excluding any amounts paid or covered by insurance as to which the relevant insurance company has not denied coverage) is $20,000,000 or more, (ii) in which injunctive or similar relief is sought which would reasonably be expected to have a Material Adverse Effect or (iii) which relates to any Loan Document;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Event(s) that have occurred, has had or would reasonably be expected to have a Material Adverse Effect;

(d) the occurrence of any other event which could reasonably be expected to have a Material Adverse Effect on the aggregate value of the Collateral or on the security interests created by the Guarantee and Collateral Agreement; and

(e) any development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Loan Party proposes to take with respect thereto.

6.8 Environmental Laws. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a) comply with, and take all commercially reasonable steps to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and take all commercially reasonable steps to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws; and

(b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws; provided, however, that no Loan Party shall be deemed in violation of this Section 6.8(b) if it promptly challenges any such order or directive and pursues such challenge or challenges, and the pendency of such challenges, in the aggregate could not reasonably be expected to have a Material Adverse Effect.

6.9 Additional Collateral, etc. (a)(1) With respect to any property acquired after the Closing Date by any Loan Party (other than (x) any real property or property described in paragraph (b) below, (y) any property constituting Excluded Property and (z) any property with respect to which the Administrative Agent determines that the cost or burden of subjecting such property to a Lien under the Security Documents is disproportionate to the value of the collateral security afforded thereby) or (2) upon the designation of any Unrestricted Subsidiary that is a Domestic Subsidiary as a Restricted Subsidiary, as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly upon request by the Administrative Agent (i) execute and deliver to the Administrative Agent such amendments to the Security Documents or such other documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority (subject to Permitted Liens) security interest under the laws of the United States in such property, including the filing of Uniform Commercial Code financing statements in such domestic jurisdictions as may be required by the Security Documents or by law or as may be reasonably requested by the Administrative Agent. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, no Loan Party will be required to deliver control agreements with respect to the Collateral or to take any action necessary under the laws of any foreign jurisdiction to create or perfect a Lien or, in each case, be considered in breach of or non-compliance with any representation or warranty or covenant herein or in any Loan Document as a result thereof.

(b) Promptly (and in any event not later than 45 days after the delivery of any financial statements under Section 6.1(a) or 6.1(b), with respect to Capital Stock of any Subsidiary included in such financial statements, which period may be extended by the Administrative Agent from time to time in its discretion), cause (A) all of the Capital Stock (other than Excluded Property) owned by any Loan Party to be pledged to the Collateral Agent, pursuant to an amendment to the Security Documents and/or the schedules thereto if reasonably requested by the Administrative Agent, and (B) together therewith, if and to the extent reasonably requested by the Administrative Agent, the Administrative Agent to receive legal opinions of counsel to the Borrower reasonably acceptable to the Administrative Agent covering such matters in respect of such pledges as the Administrative Agent so requests.

(c) Promptly (and in no event later than 45 days after the delivery of any financial statements under Section 6.1(a) or 6.1(b), with respect to any Subsidiary included in such financial statements, which period may be extended by the Administrative Agent from time to time in its discretion), cause (i) each of the Borrower’s direct or indirect Domestic Subsidiaries (other than an Excluded Subsidiary), to become a Guarantor and Grantor (as defined in the Guarantee and Collateral Agreement) by executing and delivering a joinder or assumption agreement to the Guarantee and Collateral Agreement in a form reasonably requested by the Administrative Agent if such Subsidiary is not then a Guarantor and (ii) if and to the extent reasonably requested by the Administrative Agent, cause to be delivered to the Administrative Agent opinions of counsel to the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, covering such matters in respect of such new Guarantor and Grantor as the Administrative Agent so requests.

(d) With respect to any fee simple interest in any real property having a fair market value (together with improvements thereof) in the good faith estimation of the Borrower of at least $10,000,000 acquired after the Closing Date by any Loan Party (other than any such real property subject to a Lien expressly permitted by Section 7.3(g)), promptly and in any event within 60 days after such acquisition (or such later times as the Administrative Agent may agree in its sole discretion), (i) execute and deliver a Mortgage, in favor of the Collateral Agent, for its benefit, for the benefit of the Administrative Agent and for the benefit of the Lenders, covering such real property, creating a Lien on such real property prior and superior in right to all other Liens on such real property (except Liens permitted by Section 7.3), (ii) if reasonably requested by the Administrative Agent, provide the Collateral Agent, for its benefit, for the benefit of the Administrative Agent and for the benefit of the Lenders with (x) title searches in respect of such real property as well as a current map or plat of an as-built survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent, (iii) deliver a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination and evidence of Federal Flood Insurance satisfying the requirements of Section 6.5 and (iv) if reasonably requested by the Administrative Agent, deliver to the Agents legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

6.10 Designation of Subsidiaries. The board of directors (or equivalent governing body) of the Borrower may at any time after the Closing Date designate (or redesignate) any Subsidiary (or in connection with any contemplated Investment, a Person that upon such Investment and but for designation as an Unrestricted Subsidiary would be a Restricted Subsidiary) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing (including after giving effect to the reclassification of Investments in, Indebtedness of and Liens on the assets of, the applicable Restricted Subsidiary or Unrestricted Subsidiary), (ii) the Borrower shall be in pro forma compliance with Section 7.1 hereof and (iii) as of the date of the designation thereof, no Unrestricted Subsidiary shall own any Capital Stock in any Restricted Subsidiary of the Borrower or hold any Indebtedness of or any Lien on any property of the Borrower or its Restricted Subsidiaries. The designation of any subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower (or its applicable Restricted Subsidiary) therein at the date of designation in an amount equal to the portion of the fair market value of the net assets of such Restricted Subsidiary attributable to the Borrower’s (or its applicable Restricted Subsidiary’s) equity interest therein as reasonably estimated by the Borrower (and such designation shall only be permitted to the extent such Investment is permitted under Section 7.7). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the making, incurrence or granting, as applicable; provided that upon any re-designation of any Unrestricted Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have an Investment in the resulting Restricted Subsidiary in an amount (if positive) equal to (a) the Borrower’s “Investment” in such Restricted Subsidiary at the time of such re-designation, less (b) the portion of the fair market value of the net assets of such Restricted Subsidiary attributable to the Borrower’s equity therein at the time of such re-designation.

6.11 Anti-Corruption Laws and Sanctions. The Borrower will maintain in effect and enforce policies and procedures designed (in its reasonable business judgment) to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents (in their respective capacities as such) with Anti-Corruption Laws and applicable Sanctions. The Borrower will not request any borrowing, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any borrowing (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any Anti-Corruption Laws in any material respect, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in violation of Sanctions or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

6.12 Post-Closing Matters. Within the applicable time periods set forth on Schedule 6.12 (or such longer period as may be agreed to by the Administrative Agent in its sole discretion), the Borrower will take, or will cause to be taken, the actions specified in Schedule 6.12.

SECTION 7. NEGATIVE COVENANTS

The Borrower hereby agrees that, commencing on the Closing Date and so long as the Commitments remain in effect, any Letter of Credit remains outstanding (and not cash collateralized or supported by a back-to-back letter of credit reasonably acceptable to the applicable Issuing Bank) or any Loan or other amount (other than with respect to contingent indemnification obligations as to which no claim is pending) is owing to any Lender or the Administrative Agent hereunder, it shall not, and shall not permit any of its Restricted Subsidiaries to:

7.1 Financial Covenants.

(a) Consolidated Leverage Ratio. Permit, on the last day of any fiscal quarter beginning with the first fiscal quarter end date following the Closing Date, the Consolidated Leverage Ratio for the four consecutive fiscal quarters of the Borrower ending with such fiscal quarter end date to exceed 3.00:1.00.

(b) Interest Coverage Ratio. Permit, on the last day of any fiscal quarter beginning with the first fiscal quarter end date following the Closing Date, the Interest Coverage Ratio for the four consecutive fiscal quarters of the Borrower ending with such fiscal quarter end date to be less than 3.00:1.00.

7.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness thereof, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) intercompany Indebtedness incurred pursuant to any Investment permitted by Section 7.7(f), (l) or (m);

(c) Guarantee Obligations incurred in the ordinary course of business or with respect to Indebtedness permitted pursuant to this Agreement;

(d) Indebtedness outstanding on the Closing Date and listed on Schedule 7.2(d);

(e) Indebtedness (including Capital Lease Obligations) secured by Liens permitted by Section 7.3(g); provided that subject to Section 1.3(g) (to the extent applicable) immediately after giving effect to the incurrence of any such Indebtedness and the use of proceeds thereof, the Consolidated Secured Leverage Ratio, calculated on a pro forma basis for the period of four consecutive fiscal quarters most recently ended for which financial statements have been delivered hereunder prior thereto, would not exceed 2.75:1.00;

(f) Indebtedness of the Borrower or any Restricted Subsidiaries in respect of workers’ compensation claims, self-insurance obligations, customs, performance, bid and surety bonds and completion guaranties, deferred insurance premiums, and similar obligations, in each case in the ordinary course of business;

(g) Indebtedness of the Borrower or any Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by the Borrower or such Restricted Subsidiary in the ordinary course of business against insufficient funds, so long as such Indebtedness is promptly repaid;

(h) letters of credit issued for the account of the Borrower or any Restricted Subsidiaries, so long as the sum of (i) the aggregate undrawn face amount thereof, (ii) any unreimbursed obligations in respect thereof and (iii) the aggregate amount of pledges and deposits made pursuant to Section 7.3(t) below does not exceed the Total L/C Limit at any time;

(i) Indebtedness of a joint venture as long as such Indebtedness is non-recourse to the Borrower or any other Restricted Subsidiary of the Borrower (other than a Restricted Subsidiary the sole assets of which are the equity interests in one or more joint ventures); provided that notwithstanding the foregoing joint ventures may create, incur or assume Indebtedness with recourse to the Borrower or any other Restricted Subsidiary of the Borrower not to exceed $50,000,000 in an aggregate principal amount at any time;

(j) Indebtedness incurred by any Foreign Subsidiary in an aggregate outstanding principal amount for all such Foreign Subsidiaries at the close of business on any day not to exceed $50,000,000;

(k) secured Indebtedness of the Borrower or any Restricted Subsidiaries (which may be guaranteed by the Guarantors) containing, in the good faith judgment of the Borrower, then current market terms and conditions for similarly situated companies (but which terms and conditions shall not directly and explicitly restrict the ability of the Group Members to perform their obligations under the Loan Documents in any material respect or the ability of the Borrower to repay the Loans); provided that (i) subject to Section 1.3(g) (to the extent applicable) immediately after giving effect to the incurrence of any such Indebtedness and the use of proceeds thereof the Consolidated Secured Leverage Ratio, calculated on a pro forma basis for the period of four consecutive fiscal quarters most recently ended for which financial statements have been delivered, would not exceed 2.75:1.00, (ii) in the case of syndicated or bilateral credit agreements, indentures or note purchase agreements, any negative or financial covenants applicable to such agreements that are more restrictive (with respect to any indenture or note purchase agreement, taken as a whole) than those contained in this Agreement shall be deemed to be incorporated in this Agreement, mutatis mutandis, (iii) the final scheduled maturity date of such Indebtedness is no earlier than the Revolving Termination Date and the weighted average life to maturity of such Indebtedness is equal to or longer than the remaining average weighted life of the Revolving Facility (other than for nominal amortization of 5% or less of the principal amount of such Indebtedness per year) and (iv) such Indebtedness shall not be guaranteed by any Person that is not a Guarantor and shall not be secured by any assets other than the Collateral; provided, further, any Indebtedness incurred by a Restricted Subsidiary that is not a Guarantor shall, together with any Indebtedness incurred by a Restricted Subsidiary that is not a Guarantor in reliance on clause (o), not exceed $100,000,000 at any one time outstanding;

(l) Indebtedness of the Borrower or any of its Restricted Subsidiaries acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness); provided that such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition;

(m) contingent obligations with respect to customary indemnification obligations in favor of sellers (and Affiliates or assignees thereof) in connection with Acquisitions permitted under Section 7.7 and purchasers (and Affiliates or assignees thereof) in connection with Dispositions permitted under Section 7.5;

(n) provided that no Event of Default shall have occurred and be continuing or would occur as a consequence thereof, Indebtedness which serves to refund, replace, extend repurchase, redeem or refinance any Indebtedness permitted under paragraphs (d), (e), (k), (l) or (o) of this Section, or any Indebtedness issued to so refund, replace, extend, repurchase or refinance such Indebtedness, including, in each case, additional Indebtedness incurred to pay premiums (including tender premiums), defeasance costs and fees and expenses in connection therewith (collectively, the “Permitted Refinancing Indebtedness”) at or prior to its respective maturity; provided, however, that:

(i) the weighted average life to maturity of such Permitted Refinancing Indebtedness shall not be shorter than the weighted average life to maturity of such refinanced Indebtedness at the time of such refunding or refinancing;

(ii) to the extent such Permitted Refinancing Indebtedness refinances Indebtedness subordinated or pari passu to the Obligations, such Permitted Refinancing Indebtedness is subordinated or pari passu to the Obligations at least to the same extent as the Indebtedness being refunded or refinanced;

(iii) such Permitted Refinancing Indebtedness shall not be in a principal amount in excess of the principal amount of, premium, if any, accrued interest on, and related fees and expenses of, the Indebtedness being refunded, replaced, extended, repurchased, redeemed or refinanced (including any premium, expenses, costs and fees incurred in connection with such refund, replacement or refinancing);

(iv) the obligors in respect of such Permitted Refinancing Indebtedness (including in their capacities as primary obligor and guarantor) were obligors in respect of the Indebtedness being refinanced; and

(v) any Liens securing such Permitted Refinancing Indebtedness are not extended to any property which does not secure the Indebtedness being refinanced and, if the Liens securing the Indebtedness being refinanced are subject to intercreditor arrangements with the Lenders, any Liens securing such Permitted Refinancing Indebtedness are subject to intercreditor arrangements at least as favorable (taken as a whole) to the Administrative Agent and the Lenders as the intercreditor arrangements applicable to the Indebtedness being refinanced; and

(o) unsecured Indebtedness of the Borrower or any of its Restricted Subsidiaries and unsecured Guarantee Obligations of any Guarantor in respect of such unsecured Indebtedness; provided that (i) no Event of Default exists or would result from the incurrence thereof and (ii) subject to Section 1.3(g) (to the extent applicable) immediately after giving effect to the incurrence of any such Indebtedness and the use of proceeds thereof, the Consolidated Leverage Ratio, calculated on a pro forma basis for the period of four consecutive fiscal quarters most recently ended for which financial statements have been delivered prior thereto, would not exceed 3.00:1.00; provided, that (x) such Indebtedness shall not be guaranteed by any Person that is not a Guarantor and (y) any Indebtedness incurred by a Restricted Subsidiary that is not a Guarantor shall, together with any Indebtedness incurred by a Restricted Subsidiary that is not a Guarantor in reliance on clause (k), not exceed $100,000,000 at any one time outstanding.

7.3 Liens. Create, incur, assume or suffer to exist any Lien upon (x) any Excluded Real Property (other than with respect to clauses (a), (b), (e), (i), (j), (k), (p) or (q) below) or (y) any of its other property, whether now owned or hereafter acquired, except:

(a) Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings; provided that reserves with respect thereto (if required by, and to the extent required by, GAAP) are maintained on the books of the Borrower or its Restricted Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Foreign Subsidiaries, generally accepted accounting principles in effect from time to time in their respective jurisdiction of organization);

(b) landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier, construction or other like Liens in the ordinary course of business that are not overdue for a period of more than 45 days or that are being bonded or contested in good faith by appropriate proceedings;

(c) (i) pledges or deposits made in connection with workers’ compensation, unemployment insurance and other social security legislation and similar laws or regulations, and (ii) Liens (A) of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon or (B) in favor of a banking institution or financial intermediary, encumbering amounts credited to deposit or securities accounts (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts;

(d) pledges and deposits to secure the performance of bids, contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds, utility payments and other obligations of a like nature incurred in the ordinary course of business;

(e) zoning restrictions, survey exceptions and such matters as an accurate survey would disclose, mortgage rights, easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not materially interfere with the ordinary conduct of the business of the Borrower or its Subsidiaries, taken as a whole;

(f) Liens in existence on the Closing Date and listed on Schedule 7.3(f) and extensions, renewals and replacements of any such Liens so long as the principal amount of Indebtedness or other obligations secured thereby is not increased and so long as such Liens are not extended to any other property of the Borrower or any of its Restricted Subsidiaries;

(g) Liens securing Indebtedness of the Borrower or any other Restricted Subsidiary incurred pursuant to Section 7.2(e) to finance the acquisition of fixed or capital assets; provided that (i) such Liens shall be created within 90 days of the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and proceeds thereof and (iii) the amount of Indebtedness secured thereby is not increased and extensions, renewals and replacements of any such Liens so long as the principal amount of Indebtedness or other obligations secured thereby is not increased and so long as such Liens are not extended to any other property of the Borrower or any of its Restricted Subsidiaries;

(h) Liens (i) created pursuant to the Loan Documents or (ii) granted in favor of an Issuing Lender pursuant to arrangements designed to eliminate such Issuing Lender’s risk with respect to any Defaulting Lender’s or Defaulting Lenders’ participation in Letters of Credit, as contemplated by Section 2.20;

(i) any interest or title of a lessor under any lease entered into by the Borrower or any other Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased;

(j) Liens with respect of leases, licenses, sublicenses or subleases granted to others not interfering in any material respect with the businesses of the Borrower or any of its Subsidiaries;

(k) Liens with respect to operating leases not prohibited under this Agreement and entered into in the ordinary course of business;

(l) Liens not otherwise permitted by this Section so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed (as to the Borrower and all Subsidiaries) 5.0% of Consolidated Assets as determined as of the last day of the most recent fiscal period for which financial statements have been delivered hereunder prior to the incurrence thereof;

(m) Liens on the assets of Foreign Subsidiaries securing Indebtedness permitted under Section 7.2(j);

(n) receipt of progress payments and advances from customers in the ordinary course of business to the extent same creates a Lien on the related inventory and proceeds thereof;

(o) Liens on the assets of joint ventures and their Subsidiaries (and Restricted Subsidiaries the sole assets of which are the equity interests in one or more joint ventures) securing obligations of such Persons that are not prohibited by Section 7.2;

(p) attachment, judgment or other similar Liens securing judgments or decrees not constituting an Event of Default under Section 8.1(h) or securing appeal or other surety bonds related to such judgments or decrees;

(q) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business;

(r) statutory Liens and rights of offset, revocation, refund or chargeback arising in the ordinary course of business of the Borrower and its Restricted Subsidiaries;

(s) [Reserved];

(t) pledges of cash or Cash Equivalents or deposits of cash or Cash Equivalents made to support any obligations of the Group Members (including cash collateral to secure obligations under letters of credit permitted pursuant to Section 7.2(h)) so long as (without duplication) the sum of (i) the aggregate undrawn face amount of letters of credit permitted pursuant to Section 7.2(h) above, (ii) any unreimbursed obligations in respect of letters of credit permitted pursuant to Section 7.2(h) above and (iii) the aggregate amount of such pledges and deposits does not exceed the limit set forth in Section 7.2(h);

(u) Liens on the Collateral securing Indebtedness (and interest and related obligations) permitted under clause (k) of Section 7.2 as long as such Liens are subject to a Market Intercreditor Agreement or an intercreditor agreement otherwise reasonably satisfactory to the Administrative Agent;

(v) Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Restricted Subsidiary of the Borrower in existence at the time such Restricted Subsidiary is acquired pursuant to a Permitted Acquisition; provided that (i) any Indebtedness that is secured by such Liens is permitted to exist under Section 7.2(l), and (ii) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other asset of the Borrower or any of its Restricted Subsidiaries and extensions, renewals and replacements of any such Liens so long as the principal amount of Indebtedness or other obligations secured thereby is not increased and so long as such Liens are not extended to any other property of the Borrower or any of its Restricted Subsidiaries;

(w) Liens resulting from cash pooling and cash management arrangements entered into in the ordinary course of business;

(x) Liens arising in connection with Escrow Funding Arrangements;

(y) Liens securing Indebtedness incurred to finance deferred insurance premiums permitted under Section 7.2(f), provided that such Liens shall be permitted only with respect to unearned premiums and dividends which may become payable under the relevant insurance policies and loss payments which reduce the unearned premiums under such insurance policies; and

(z) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.

7.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a) any Subsidiary may be merged, consolidated with or into or transferred to the Borrower (provided that the Borrower shall be the continuing or surviving Person) or with, into or to any Guarantor (provided that the Guarantor shall be the continuing or surviving Person or simultaneously therewith, the continuing Person shall become a Guarantor);

(b) any Subsidiary that is not a Loan Party may be merged, consolidated, amalgamated, liquidated, wound-up or dissolved or all or substantially all of its property or business Disposed of with, into or to a Restricted Subsidiary that is not a Loan Party;

(c) any Restricted Subsidiary may Dispose of any or all of its assets to the Borrower or any Guarantor (upon voluntary liquidation or otherwise);

(d) any Disposition otherwise permitted pursuant to Section 7.5 may be completed; and

(e) any Permitted Acquisition otherwise permitted pursuant to Section 7.7 may be completed.

7.5 Disposition of Property. Dispose of any of its property, including Intellectual Property, whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of property that the Borrower or any Restricted Subsidiary reasonably determines is obsolete, surplus, worn out, or no longer useful in its business, or is replaced in the ordinary course of business, including the lease or sublease of excess or unneeded real property;

(b) the Disposition of inventory, internally manufactured test systems or cash or Cash Equivalents in the ordinary course of business;

(c) Dispositions permitted by Section 7.4, Restricted Payments permitted by Section 7.6 and Investments permitted by Section 7.7;

(d) the Disposition or issuance of any Restricted Subsidiary’s Capital Stock to the Borrower or any Guarantor;

(e) assignments and licensing and cross-licensing arrangements of technology or other Intellectual Property in the ordinary course of business or the discontinuance, forfeiture, abandonment or other disposition of any item of Intellectual Property in the exercise of the Borrower’s or the applicable Restricted Subsidiary’s reasonable business judgment;

(f) the Disposition of any property or assets, or the issuance of any Restricted Subsidiaries’ Capital Stock, (i) to any Loan Party and (ii) by any Restricted Subsidiary that is not a Guarantor to any other Restricted Subsidiary that is not a Guarantor;

(g) transfers of property as a result of any Recovery Event;

(h) leases, occupancy agreements and subleases of property in the ordinary course of business;

(i) the Disposition of receivables and customary related assets pursuant to factoring programs on customary market terms for such transactions and with respect to receivables of, and generated by, Foreign Subsidiaries;

(j) the Disposition of other property (other than receivables and customary related assets) having a net book value not to exceed 10.0% of Consolidated Assets (as determined as of the last day of the most recent fiscal period for which financial statements have been delivered hereunder prior to the Disposition thereof) in the aggregate during any fiscal year of the Borrower;

(k) Disposition of assets acquired pursuant to a Permitted Acquisition that constitute “non-core assets” within 365 days after the consummation of such Permitted Acquisition; provided, that not less than 75% of the aggregate sale price from such Disposition shall be paid in cash or Cash Equivalents;

(l) Dispositions of Unrestricted Subsidiaries; and

(m) discounts, adjustments or forgiveness of accounts receivable and other contract claims in the ordinary course of business or in connection with collection or compromise thereof.

7.6 Restricted Payments. (A) Declare or pay any dividend (other than dividends payable solely in Qualified Stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower or any Restricted Subsidiary of the Borrower, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Restricted Subsidiary of the Borrower; or (B) make or offer to make any payment, prepayment, repurchase or redemption of or otherwise defease or segregate funds with respect to the principal of any Junior Indebtedness (other than (i) scheduled payments of principal, (ii) customary mandatory prepayments, mandatory repurchases and mandatory redemptions and (iii) refinancing thereof from the Net Cash Proceeds of Indebtedness permitted by Section 7.2 or Capital Stock of the Borrower other than Disqualified Capital Stock) ((A), and (B), collectively, “Restricted Payments”), except that:

(a) any Restricted Subsidiary may make Restricted Payments to any Loan Party;

(b) any Restricted Subsidiary may make Restricted Payments to the Group Member that is its parent company so long as, in the case of any Restricted Payment made by a Loan Party, such parent company is also a Loan Party;

(c) any Restricted Subsidiary may make Restricted Payments with respect to the Capital Stock of such Restricted Subsidiary; provided that each Group Member shareholder of such Restricted Subsidiary receives at least its ratable share thereof;

(d) the Borrower may make Restricted Payments of the type described in clause (A) set forth in the introductory paragraph of this Section 7.6, within 60 days after the date of declaration thereof, as long as at such declaration date (x) no Default or Event of Default existed (or would exist if such Restricted Payment were made on such date) and (y) subject to Section 1.3(g) (to the extent applicable) giving pro forma effect to such declared Restricted Payment, the Borrower shall be in compliance with Section 7.1, calculated on a pro forma basis for the period of four consecutive fiscal quarters ended prior to such declaration date for which financial statements have been delivered hereunder prior thereto;

(e) as long as (x) no Default or Event of Default exists immediately before or after giving effect thereto, (y) subject to Section 1.3(g) (to the extent applicable) immediately after giving effect to such Restricted Payment, the Borrower shall be in compliance with Section 7.1(b) (calculated on pro forma basis for the period of four consecutive fiscal quarters most recently ended for which financial statements have been delivered hereunder prior thereto), and (z) subject to Section 1.3(g) (to the extent applicable) after giving effect to such Restricted Payment, the Consolidated Leverage Ratio, calculated on pro forma basis for the period of four consecutive fiscal quarters most recently ended for which financial statements have been delivered hereunder prior thereto, would not exceed 2.25:1.00, the Borrower may make Restricted Payments of the type described in clause (B) set forth in the introductory paragraph of this Section 7.6;

(f) the Borrower and its Restricted Subsidiaries may make Investments permitted by Section 7.7;

(g) the Borrower may deliver common stock or preferred stock or other equity securities that constitute Qualified Stock of the Borrower to holders upon conversion or exchange of any convertible preferred stock of the Borrower; and

(h) the Borrower may enter into any Permitted Bond Hedge Transaction.

7.7 Investments. Make any Investment except:

(a) extensions of trade credit in the ordinary course of business;

(b) Investments in cash or Cash Equivalents;

(c) Guarantee Obligations (of Indebtedness or otherwise) not prohibited by Section 7.2;

(d) loans and advances to employees or directors of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses);

(e) promissory notes and other noncash consideration received in connection with Dispositions permitted by Section 7.5(j);

(f) intercompany Investments by (i) any Group Member in the Borrower or any Person that, prior to such investment, is a Guarantor, (ii) by any Subsidiary that is not a Guarantor in any other Subsidiary that is not a Guarantor, (iii) a Loan Party consisting of the contribution or transfer of Capital Stock of a Foreign Subsidiary held by such Loan Party to a Foreign Subsidiary and (iv) by any Loan Party in any Subsidiary that is not a Loan Party; provided that the aggregate amount of Investments permitted under clause (iv) shall not exceed 5.0% of Consolidated Assets as determined as of the last day of the most recent fiscal quarter for which financial statements have been delivered hereunder prior to the making thereof;

(g) Investments consisting of Indebtedness permitted by Section 7.2 (other than clause (b) thereof);

(h) prepaid expenses and lease, utility, workers, compensation, performance and other similar deposits made in the ordinary course of business;

(i) Investments (including debt obligations) received in the ordinary course of business by the Borrower or any Restricted Subsidiary in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising out of the ordinary course of business;

(j) Investments listed on Schedule 7.7(j);

(k) Swap Agreements permitted by Section 7.9;

(l) Investments in connection with actual or contemplated Permitted Acquisitions; provided that the aggregate amount of Investments permitted under this clause (l) in non-Loan Parties and/or in Persons that do not become Loan Parties in accordance with Section 6.9 shall not exceed 25% of Consolidated Assets as determined as of the last day of the most recent fiscal quarter for which financial statements have been delivered hereunder prior to the making thereof;

(m) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Restricted Subsidiaries in an aggregate amount not to exceed 10.0% of Consolidated Assets as determined as of the last day of the most recent fiscal quarter for which financial statements have been delivered hereunder prior to the making thereof;

(n) Investments permitted by Section 7.6; and

(o) Investments by the Borrower in any Permitted Bond Hedge Transaction.

7.8 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than transactions among Group Members) unless such transaction (a) is otherwise permitted under this Agreement, (b) is upon fair and reasonable terms substantially as favorable to the relevant Group Member than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate; or (c) involves any Lender or Agent (or their Affiliates) in its capacity as Lender or Agent under this Agreement.

7.9 Swap Agreements. Enter into any Swap Agreement for speculative purposes (rather than risk mitigation); provided, however, that for the avoidance of doubt this Section 7.9 shall not prohibit any Permitted Call Spread Transaction.

7.10 Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31.

7.11 Negative Pledge Clauses. Enter into or permit to exist or become effective any agreement that prohibits or limits (other than a dollar limit; provided that such dollar limit is sufficient in amount to allow at all times the Liens to secure the obligations under the Loan Documents in full) the ability of the Borrower or any Domestic Subsidiary that is a Restricted Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby or any other secured obligation permitted by Section 7.3(c), (d), (g), (t), or (v) (in which case, any prohibition or limitation shall only be effective against (x) in the case of purchase money Liens or Capital Lease Obligations, the assets financed thereby and proceeds thereof and (y) in the case of other secured obligations, the specific assets subject to the Lien securing such obligation), (c) (i) any agreements governing Indebtedness permitted by Section 7.2(k) and any Guarantee Obligations with respect thereto or any Permitted Refinancing Indebtedness in respect thereof (provided that such prohibitions or limitations contained in any agreement referred to in this clause (c)(i) are not materially more restrictive, when taken as a whole, than Section 7.3 hereof) and (ii) any agreement governing any Indebtedness existing as of the Closing Date and any agreement governing any Permitted Refinancing Indebtedness of such Indebtedness existing as of the Closing Date (provided that such prohibitions or limitations contained therein are not materially more restrictive, when taken as whole, than those (if any) in the agreement governing such Indebtedness as of the Closing Date), (d) customary provisions in joint venture agreements and similar agreements and any agreement with respect to Indebtedness primarily incurred to finance the acquisition of an interest in a joint venture that restrict the transfer or encumbrance of assets of, or equity interests in, the applicable joint ventures, (e) any agreement governing letters of credit issued in accordance with Section 7.2(h) or any Specified Swap Agreement or Specified Cash Management Agreement containing provisions not more restrictive that the provisions of this Agreement, (f) licenses or sublicenses by the Borrower and its Restricted Subsidiaries of Intellectual Property in the ordinary course of business (in which case, any prohibition or limitation shall only be effective against the Intellectual Property subject thereto), (g) customary restrictions in any agreements governing Indebtedness of a joint venture which prohibit the pledge of the assets of, or equity interests in, such joint venture, (h) customary restrictions and conditions contained in any agreement relating to the Disposition of any property permitted under or not prohibited by Section 7.5 pending the consummation of such Disposition and (i) restrictions that exist in any agreement in effect at the time a Subsidiary becomes a Subsidiary of Borrower, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary and such restriction applies only to the assets of such Subsidiary.

7.12 Clauses Restricting Subsidiary Distributions. Enter into or permit to exist or become effective any contractual consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Loan Party, (b) make loans or advances to, or other Investments in, the Borrower or any other Loan Party or (c) transfer any of its assets to the Borrower or any other Loan Party, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, any agreements governing Indebtedness permitted by Section 7.2(k) or (o) and any agreement governing Permitted Refinancing Indebtedness in respect thereof (provided that such prohibitions or limitations contained therein, when taken as a whole, are not materially more restrictive than the equivalent restrictions in this Agreement) and any agreement governing any Indebtedness existing as of the Closing Date and any agreement governing any Permitted Refinancing Indebtedness of such Indebtedness existing as of the Closing Date (provided that such prohibitions or limitations contained therein are, when taken as a whole, are not materially more restrictive than those in the agreement governing such Indebtedness as of the Closing Date), (ii) customary provisions in joint venture agreements and similar agreements that restrict the transfer of equity interests in joint ventures (in which case such restrictions shall relate only to assets of, or equity interests in, such joint venture or any holding company which may hold the Capital Stock of such joint venture), (iii) any restrictions regarding licenses or sublicenses by the Borrower and its Restricted Subsidiaries of Intellectual Property in the ordinary course of business (in which case such restriction shall relate only to such Intellectual Property); (iv) restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the capital stock or assets of any Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the capital stock or assets to be sold and such sale is permitted hereunder, (v) with respect to restrictions described in clause (a) of this Section 7.12, restrictions contained in agreements governing Indebtedness permitted by Section 7.2 hereof, (vi) with respect to restrictions described in clause (c) of this Section 7.12, restrictions contained in agreements governing Indebtedness permitted by Section 7.2(i) (as long as such restrictions apply to the property financed thereby) and (k) hereof (as long as such restrictions apply only to the assets of the applicable joint venture), (vii) any restriction existing by reason of any holder of a Lien permitted by Section 7.3 restricting the transfer of the property subject thereto, (viii) any restriction and condition contained in any agreement relating to the Disposition of any property not prohibited by Section 7.5 pending the consummation of such Disposition, (ix) any restriction in any agreement in effect at the time a Subsidiary becomes a Subsidiary, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary, (x) any restriction in any instrument governing Indebtedness assumed in connection with any Permitted Acquisition and permitted pursuant to Section 7.2(l), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired, and (xi) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clauses (iv), (ix) or (x) above; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing; provided further that this Section 7.12 shall not apply to encumbrances or restrictions pursuant to the terms governing Indebtedness of any Foreign Subsidiary provided that such encumbrances or restrictions shall be limited to the assets of such Foreign Subsidiary.

7.13 Lines of Business. Enter into any material business, either directly or through any Restricted Subsidiary, except for those businesses (a) in which the Borrower and its Restricted Subsidiaries are engaged on the date of this Agreement or are identified on Schedule 7.13 or (b) that are reasonably related, incidental, ancillary, complementary (including related, complementary, synergistic or ancillary technologies) or similar thereto, or a reasonable extension, development or expansion thereof.

7.14 Use of Proceeds. Use the proceeds of the Loans for purposes other than those described in Section 4.15.

SECTION 8. EVENTS OF DEFAULT

8.1 Events of Default. If any of the following events shall occur and be continuing on or after the occurrence of the Closing Date:

(a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within three Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Group Member herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Group Member shall default in the observance or performance of any agreement contained in clause (i) of Section 6.4(a) (with respect to the Borrower only), Section 6.7(a) or Section 7 of this Agreement or Section 5.5 of the Guarantee and Collateral Agreement; or

(d) any Group Member shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 consecutive days after notice thereof from the Administrative Agent or the Required Lenders to the Borrower; or

(e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation with respect to principal of any Indebtedness described in clause (a), (c) or (e) of the definition thereof, but excluding the Loans or any intercompany Indebtedness) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (excluding, in the case of any Permitted Convertible Indebtedness, any event or condition that would permit the holder or beneficiary of such Permitted Convertible Indebtedness to convert such Permitted Convertible Indebtedness into cash, shares of the Borrower’s common stock or a combination thereof, in each case to the extent permitted hereunder), the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount (or the Net Mark-to-Market Exposure, as applicable) of which exceeds in the aggregate $20,000,000; or

(f) (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 consecutive days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Board of Directors of the Borrower shall authorize any action set forth in clause (i) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vi) or any Group Member shall make a general assignment for the benefit of its creditors; or

(g) (i) an ERISA Event shall have occurred; (ii) a trustee shall be appointed by a United States district court to administer any Single Employer Plan, (iii) the PBGC shall institute proceedings to terminate any Single Employer Plan(s); (iv) any Loan Party or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (v) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Group Member imposing thereon in the aggregate a liability (excluding any amounts paid or covered by insurance as to which the relevant insurance company has not denied coverage) of $20,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i) any of the Loan Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or Liens created by the Loan Documents with respect to a material portion of the Collateral shall cease to be enforceable and of the same effect and priority purported to be created thereby, other than, in any such case, by reason of the release thereof in accordance with the terms of the Loan Documents; or

(j) a Change of Control shall have occurred;

then, and in any such event, (A) if such event is an Event of Default specified in clause (f) above with respect to the Borrower, the Commitments shall automatically and immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of Reimbursement Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of Reimbursement Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 9. THE AGENTS

9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent and the Collateral Agent as the collateral agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes each of the Administrative Agent and the Collateral Agent, in its capacity as such, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent and Collateral Agent, as applicable, by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent, as applicable.

9.2 Delegation of Duties. Each of the Administrative Agent and the Collateral Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in fact selected by it with reasonable care. The exculpatory provisions of this Agreement and of the other Loan Documents shall apply to any such agent or attorney-in-fact and to their Related Parties (as defined below).

9.3 Exculpatory Provisions. Neither any Agent nor any of its officers, directors, employees, agents, advisors, attorneys in fact, controlling persons or affiliates (collectively, the “Related Parties”) shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence, willful misconduct or material breach of any Loan Document) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4 Reliance by Agents. The Agents and their Related Parties shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, facsimile or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Agents. The Agents and their Related Parties may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Agents and their Related Parties shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents and their Related Parties shall in all cases be fully protected from the Lenders in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. If an Agent receives such a notice, such Agent shall give notice thereof to the Lenders. The Agents shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Agents shall have received such directions, the Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as they shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their Related Parties have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agents hereunder, the Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Agents or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates.

9.7 Indemnification. The Lenders agree to indemnify each Agent and its Related Parties (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind (including reasonable attorneys’ fees and expenses) whatsoever at any time (whether before or after the payment of the Loans) imposed on, incurred by or asserted against such Agent Indemnitee to the extent relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence, willful misconduct or material breach of any Loan Document. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Group Member as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include the each Agent in its individual capacity.

9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon ten days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is ten days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 and of Section 10.5 shall continue to inure to its benefit. The Administrative Agent may in its discretion resign as Collateral Agent, Issuing Lender and/or Swingline Lender at any time it resigns as Administrative Agent.

9.10 Execution of Loan Documents. The Lenders hereby empower and authorize the Agents, on behalf of the Lenders, to execute and deliver to the Group Members the other Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including, without limitation, any intercreditor agreement contemplated hereby. Each Lender agrees that any action taken by the Agents or the Required Lenders (or any other instructing group of Lenders specified by this Agreement) in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Agents or the Required Lenders (or any other instructing group of Lenders specified by this Agreement) of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

9.11 Collateral Agent. (a) The provisions of Section 9 that apply to the Administrative Agent shall apply, mutatis mutandis, to the Collateral Agent and to any successor Collateral Agent, as applicable; provided that, notwithstanding anything herein to the contrary, the Collateral Agent shall have the right to appoint a successor to itself as Collateral Agent from among the Lenders without the consent of any Lender (other than the Lender so appointed).

(b) The Collateral Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain a perfected security interest in and Liens upon the Collateral granted pursuant to the Loan Documents. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder or under any of the other Loan Documents, the Collateral Agent shall not have any duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, trades or other matters relative to any Collateral, whether or not the Collateral Agent is deemed to have knowledge of such matters, or as to taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral (including the filing of UCC financing and continuation statements). The Collateral Agent shall be deemed to have exercised appropriate and due care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which other collateral agents accord similar property.

9.12 No Other Duties. None of the Arrangers, the Joint Bookrunners, the Co-Documentation Agents or the Syndication Agent identified on the cover page of the Agreement shall have any duties or responsibilities hereunder in their capacities as such.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers. (a) Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1 or as otherwise specifically provided for in this Agreement or other Loan Document. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent or the Collateral Agent, as the case may be, and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any principal amortization payment in respect of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders), (y) in connection with the waiver or extension of any mandatory prepayment hereunder, and (z) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent; (v) except as provided herein, release all or substantially all of the Collateral securing the Obligations or release all or substantially all of the Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the consent of each Lender; (vi) amend, modify or waive any provision of Section 2.2 or 2.3 without the written consent of each Swingline Lender; (vii) release the Borrower from all or substantially all of its obligations under the Guarantee and Collateral Agreement without the written consent of all Lenders, (viii) amend, modify or waive any pro rata or sharing provisions of Sections 2.14 and 10.7(a) without the written consent of each Lender directly affected thereby, (ix) amend, modify or waive Section 6.5 of the Guarantee and Collateral Agreement without the written consent of each Lender directly negatively affected thereby or (x) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b) The Borrower shall be permitted to replace any Lender that requests, on behalf of itself or any Participant, any payment under Section 2.15 or 2.16, for whom it becomes illegal to make Eurodollar Loans pursuant to Section 2.22 or that does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained) or any Lender that becomes a Defaulting Lender, or any Lender that does not accept any Extension Offer or any Lender under a Refinanced Facility that does not participate in the applicable Replacement Facility, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iii) the Borrower shall be liable to such replaced Lender under Section 2.17 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (iv) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the processing and recordation fee referred to therein) or in accordance with other procedures reasonably established by the Administrative Agent (which may include a deemed assignment by the replaced Lender rather than execution and delivery of an Assignment and Assumption) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(c) Notwithstanding the foregoing, this Agreement may be amended or amended and restated (x) with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all or a portion of the Loans outstanding under an Incremental Term Facility or any prior Replacement Facility (“Refinanced Term Loans”) with a replacement term loan tranche hereunder which shall be Loans hereunder (“Replacement Term Loans”); provided that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans plus fees and expenses in connection therewith, (ii) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the Refinanced Term Loans) and (iii) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or, taken as a whole, less favorable to the Lenders providing, such Replacement Term Loans than those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of any Loans in effect immediately prior to such refinancing and (y) with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Revolving Loans (as defined below) to permit the refinancing of any Refinanced Term Loans or the Revolving Facility (“Refinanced Revolving Facility” and collectively with Refinanced Term Loans, “Refinanced Facilities”) with a replacement revolving facility hereunder (“Replacement Revolving Facility” and collectively with Replacement Term Loans, “Replacement Facilities”); provided that (i) the aggregate principal amount of such Replacement Revolving Facility shall not exceed the aggregate principal amount of such Refinanced Term Loans or Total Revolving Commitments, as applicable, plus fees and expenses in connection therewith, (ii) the final maturity date of such Replacement Revolving Facility shall be no earlier than the final maturity date of the Refinanced Term Loans or the Revolving Termination Date, as applicable, (iii) if refinancing or replacing Refinanced Term Loans, the Replacement Revolving Facility shall be fully drawn on the closing date thereof and the proceeds of the Replacement Revolving Facility shall be used to repay the outstanding Refinanced Term Loans, (iv) if refinancing or replacing a Refinanced Revolving Facility, the Replacement Revolving Facility shall refinance or replace the entire Refinanced Revolving Facility and shall be drawn on the closing date thereof to the extent necessary to repay, and the proceeds of such draw under the Replacement Revolving Facility shall be used to the extent necessary to repay, the outstanding amounts under the Refinanced Revolving Facility and (v) the Replacement Revolving Facility shall be on terms and pursuant to documentation to be determined by the Borrower, the Administrative Agent and the Persons willing to provide such Replacement Revolving Facility; provided that to the extent such terms and documentation are not consistent with the applicable Refinanced Facility (other than with respect to pricing) they shall be reasonably satisfactory to the Administrative Agent.

(d) In addition, notwithstanding the foregoing, this Agreement, including this Section 10.1, and the other Loan Documents may be amended (or amended and restated) pursuant to Section 2.19 to add any Incremental Facility to this Agreement and (a) to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement (including the rights of the lenders under Incremental Facility to share ratably with the Revolving Facility in prepayments pursuant to Sections 2.7 and 2.8), the Guaranty and Collateral Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof, (b) to include appropriately the Lenders holding such credit facility in any determination of the Required Lenders and (c) to amend other provision of the Loan Documents so that the Incremental Facility is appropriately incorporated (including this Section 10.1).

(e) Notwithstanding anything to the contrary contained in this Section 10.1, the Administrative Agent and the Borrower, in their sole discretion, may collectively amend, modify or supplement any provision of this Agreement or any other Loan Document to (i) amend, modify or supplement such provision or cure any ambiguity, omission, mistake, error, defect or inconsistency, so long as such amendment, modification or supplement does not directly and adversely affect the obligations of any Lender or Issuing Lender and (ii) permit additional Domestic Subsidiaries (excluding any U.S. Pass Through Foreign Holdcos) of the Borrower to guarantee the Obligations and/or provide Collateral therefor. Such amendments shall become effective without any further action or consent of any other party to any Loan Document. Upon the request of the Borrower, the Administrative Agent shall release any Guarantor from the Guarantee and Collateral Agreement if such Guarantor ceases to qualify as a Guarantor (in accordance with the definition of such term as provided herein).

(f) Notwithstanding the foregoing, this Agreement may be amended in accordance with Section 2.21 (including as contemplated by an Extension Agreement in accordance with Section 2.21 evidencing Extension Permitted Amendments).

(g) Notwithstanding the foregoing, Schedule 1.2 may be unilaterally amended by the Borrower to remove entries therefrom (but not, for the avoidance of doubt, to add entries thereto).

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower, the Administrative Agent and the Collateral Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:	Teradyne, Inc.
600 Riverpark Drive
North Reading, Massachusetts 01864
Attention: Greg Beecher, Chief Financial Officer
Telecopy: (978) 370-2290
Telephone: (978) 370-2700
Email: greg.beecher@teradyne.com

With copies to (which shall not constitute a notice hereunder):

Teradyne, Inc.
600 Riverpark Drive
North Reading, Massachusetts 01864
Attention: Charles J. Gray, Vice President and General Counsel
Telecopy: (978) 370-2290
Telephone: (978) 370-1189
Email: charles.gray@teradyne.com

and

Jones Day
222 East 41st Street
New York, New York 10017
Attention: Charles N. Bensinger, III
Telecopy: (212) 755-7306
Telephone: (212) 326-3797
Email: cnbensinger@jonesday.com

Administrative Agent, Issuing Lender and	Notices (other than Requests for Extensions of Credit):
Swingline Lender:	Barclays Bank PLC
Bank Debt Management Group
745 Seventh Avenue
New York, NY 10019
Attn: Teradyne Portfolio Manager: Luke Syme
Telephone: 212-526-3713
Telecopy: 212-526-5115
Email: luke.syme@barclays.com

For Payments and Requests for Extensions of Credit:
Barclays Bank PLC
Loan Operations
1301 Avenue of the Americas
New York, NY 10019
Attn: Agency Services – Teradyne; May Wong
Tel: 212-320-7890
Facsimile: 917-522-0569
Email: xrausloanops5@barclays.com

With copies to:

Weil, Gotshal and Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Daniel Dokos
Telecopy: (212) 310-6862
Telephone: (212) 310-8576
Email: daniel.dokos@weil.com

provided that any notice, request or demand to or upon the Agents or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses; Indemnification. The Borrower agrees (a) to pay or reimburse each Agent for all its reasonable documented, out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable documented fees and disbursements of counsel and any financial advisor or third party consultants or appraisers to and each Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on such other periodic basis as each Agent shall deem appropriate, (b) to pay or reimburse each Lender, the Issuing Lender, the Swingline Lenders and each Agent for all its reasonable documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, including in connection with any work-out, restructuring, forbearance or other amendment providing relief to the Borrower, the other Loan Documents and any such other documents related thereto, including the reasonable documented fees and disbursements of counsel and any financial advisor or third party consultants or appraisers to each Agent and the reasonable documented fees and disbursements of counsel to the several Lenders; provided, that, in the case of clause (a), the Borrower shall not be obligated to reimburse for more than one law firm (and, in addition, if reasonably deemed necessary by the Administrative Agent, one special counsel and one local counsel in each relevant jurisdiction outside of which such primary law firm has offices or is otherwise licensed to practice) as counsel for the Lenders and Agents, (c) to pay, indemnify, and hold each Lender, the Issuing Lender, the Swingline Lenders and each Agent harmless from, any and all recording and filing fees, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents related thereto, and (d) to pay, indemnify, and hold each Lender, the Issuing Lender, the Swingline Lenders, each Agent and each Arranger and their respective officers, directors, employees, affiliates, agents, advisors, trustees and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature to the extent arising out of any litigation, investigation or proceeding with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents and instruments referred to therein, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable documented fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document regardless of whether an Indemnitee is a party thereto and regardless of whether brought by the Borrower, its Affiliates or any other Person or party (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of, or material breach of any Loan Document by, such Indemnitee or any such Indemnitee’s affiliates or any of its or their respective officers, directors, employees, affiliates, agents, advisors, trustees and controlling persons. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause their respective Subsidiaries not to assert, and hereby waive and agree to cause their respective Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee unless such rights arise out of conditions created by the gross negligence, or willful misconduct of, or material breach of any Loan Document by, such Indemnitee. All amounts due under this Section 10.5 shall be payable not later than ten Business Days after a reasonably detailed written demand therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to the Borrower as set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section and (iii) no Lender may assign or otherwise transfer its rights or obligations hereunder to any Loan Party or any of its Affiliates.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below and subject to paragraph (a)(iii) above, any Lender may assign to one or more Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (each such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other Person; and provided, further, that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof; and

(B) the Administrative Agent,

(C) any Swingline Lender, and

(D) any Issuing Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless the Administrative Agent otherwise consents;

(B) (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and their Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16 (subject to the requirements thereof, including Section 2.16(f), 2.17 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with and to the extent permitted by paragraph (c) of this Section.

(iv) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of (and stated interest thereon) the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower or any Lender (but only, in the case of a Lender, at the Funding Office and with respect to any entry relating to such Lender’s Commitments, Loans, L/C Obligations and other Obligations), at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant.

Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of, and subject to the limitations of, Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender; provided such Participant shall be subject to Section 10.7(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. No Participant shall be entitled to the benefits of Section 2.16 unless such Participant complies with Sections 2.16(d), (f) and (g) as if it were a Lender.

(iii) If any Lender sells a participation in a Loan, such Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of all participants in the Loans held by it and the principal amount of (and stated interest thereon) the portion of the Loan which is the subject of the participation (the “Participation Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Revolving Commitments, Revolving Loans, Letters of Credit or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Revolving Commitment, Revolving Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. A Loan may be participated in whole or in part only by registration of such participation on the Participation Register. Any transfer of such participation may be effected only by the Registration of such transfer on the Participation Register. The entries in the Participation Register shall be conclusive absent manifest error and such Lender shall treat such participants whose name is recorded in the Participation Register as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (solely in its capacity as Administrative Agent) shall have no responsibility to maintain a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above. A Note shall only evidence the Lender’s or a registered assignee’s right, title and interest in and to the related Loan, and in no event is any such Note to be considered a bearer instrument or obligation.

(f) No Agent shall have any responsibility or liability for maintaining the list or identities of, or enforcing provisions related to, Disqualified Assignees.

10.7 Adjustments; Set off. (a) Except to the extent that this Agreement, any other Loan Document or a court order expressly provides for payments to be allocated to a particular Lender or Lenders (including assignments made pursuant to Section 10.6), if any Lender (a “Benefited Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 8, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set off, or otherwise), in a greater proportion (in respect of its pro rata interest) than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower or the Guarantors, any such notice being expressly waived by the Borrower and the Guarantors to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrower or the Guarantors hereunder (whether at the stated maturity, by acceleration or otherwise) after the occurrence and during the continuance of an Event of Default, to set off and appropriate and apply against such Obligations any and all deposits (general or special, time or demand, provisional or final but not any trust or fiduciary account), and any other credits, indebtedness or claims, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower or the Guarantors, as the case may be; provided, that if any Defaulting Lender shall exercise such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Collateral Agent, the Issuing Lenders and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of an originally executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement, the Agency Fee Letter and the other Loan Documents represent the entire agreement of the Loan Parties, the Administrative Agent, the Collateral Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Collateral Agent, or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission To Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of (i) any state or federal court of competent jurisdiction sitting in New York County, New York; and (ii) appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Loan Party or the Borrower at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages; provided that nothing in this clause (e) shall limit the indemnity and reimbursement obligations set forth in this Agreement.

10.13 Acknowledgements. Each Loan Party hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) none of the Administrative Agent, the Collateral Agent, the Arrangers, the Joint Bookrunners, the Co-Documentation Agents, the Syndication Agent nor any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent, the Collateral Agent, the Arrangers, the Joint Bookrunners, the Co-Documentation Agents, the Syndication Agent and the Lenders, on one hand, and the Loan Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders.

10.14 Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, each of the Administrative Agent and the Collateral Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower, and each of the Administrative Agent and the Collateral Agent hereby agree to take such action, having the effect of (1) releasing, or subordinating any Lien on, any Collateral or guarantee obligations (i) to the extent necessary or appropriate to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10. 1, (ii) under the circumstances described in paragraph (b) below or (iii) in connection with the change in status of any Subsidiary which has become an Excluded Subsidiary or with respect to any Collateral which has become Excluded Property or (2) in the case of any secured Indebtedness of the Loan Parties permitted by Section 7.2(k), entry into any Market Intercreditor Agreements or arrangements reasonably satisfactory to the Administrative Agent in order to effectuate the intent of Section 7.2(k).

(b) At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Specified Swap Agreements and any contingent indemnification obligations) shall have been paid in full, the Commitments have been terminated and no Letter of Credit shall be outstanding (unless cash collateralized or supported by a back to back letter of credit reasonably acceptable to the applicable Issuing Bank), the Collateral shall be released from the Liens created by the Loan Documents, and all obligations related thereto (other than those expressly stated to survive such termination) of the Administrative Agent, the Collateral Agent and each Loan Party shall terminate, all without delivery of any instrument or performance of any act by any Person.

10.15 Confidentiality. (a) Each of the Agents, the Lender and the Issuing Lenders agree to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with customary practices); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Requirements of Law or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same (or at least as restrictive) as those of this Section (or as may otherwise be reasonably acceptable to the Borrower), to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facility; (h) with the consent of the Borrower; or (i) to the extent that such Information (x) becomes publicly available other than as a result of a breach of this Section or any agreement described in clause (f) above, or (y) becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to any Agent, any Lender or any Issuing Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.16 WAIVERS OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.17 USA Patriot Act. Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name and address of the Borrower and each Guarantor and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA Patriot Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money-laundering rules and regulations, including the USA Patriot Act.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

TERADYNE, INC., as Borrower

By:	/s/ Gregory Beecher
Name:	Gregory Beecher
Title:	Vice President,
Chief Financial Officer and Treasurer

[Signature Page to Credit Agreement]

BARCLAYS BANK PLC, as Administrative Agent, Collateral Agent and as Lender

By:	/s/ Christina Park
Name:	Christina Park
Title:	Managing Director

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as Lender

By:	/s/ Robert C. Megan
Name:	Robert C. Megan
Title:	Senior Vice President

[Signature Page to Credit Agreement]

SILICON VALLEY BANK, as Lender

By:	/s/ Michael Shuhy
Name:	Michael Shuhy
Title:	Director

[Signature Page to Credit Agreement]

SUNTRUST BANK, as Lender

By:	/s/ Min Park
Name:	Min Park
Title:	Vice President

[Signature Page to Credit Agreement]

WELLS FARGO BANK, N.A., as Lender

By:	/s/ Debra E. DelVecchio
Name:	Debra E. DelVecchio
Title:	Senior Vice President

[Signature Page to Credit Agreement]

JPMORGAN CHASE, N.A., as Lender

By:	/s/ Justin Kelley
Name:	Justin Kelley
Title:	Vice President

[Signature Page to Credit Agreement]

EXHIBIT C

EXECUTION VERSION

GUARANTEE AND COLLATERAL AGREEMENT

made by

TERADYNE, INC.

and certain of its Subsidiaries

in favor of

BARCLAYS BANK PLC

as Collateral Agent

Dated as of April 27, 2015

i

SECTION 7.	THE COLLATERAL AGENT	19
7.1	Collateral Agent’s Appointment as Attorney-in-Fact, etc	19
7.2	Duty of Collateral Agent	20
7.3	Execution of Financing Statements	21
7.4	Authority of Collateral Agent	21

SECTION 8.	MISCELLANEOUS	21
8.1	Amendments in Writing	21
8.2	Notices	21
8.3	No Waiver by Course of Conduct; Cumulative Remedies	21
8.4	Enforcement Expenses; Indemnification	22
8.5	Successors and Assigns	22
8.6	Set-Off	22
8.7	Counterparts	22
8.8	Severability	23
8.9	Section Headings	23
8.10	Integration	23
8.11	GOVERNING LAW	23
8.12	Submission To Jurisdiction; Waivers	23
8.13	Acknowledgements	24
8.14	Additional Grantors	24
8.15	Releases	24
8.16	WAIVER OF JURY TRIAL	24

SCHEDULES

Schedule 1	Notice Addresses
Schedule 2	Investment Property
Schedule 3	Perfection Matters
Schedule 4	Jurisdictions of Organization and Chief Executive Offices
Schedule 5	Intellectual Property
Schedule 6	Commercial Tort Claims

ii

GUARANTEE AND COLLATERAL AGREEMENT

GUARANTEE AND COLLATERAL AGREEMENT, dated as of April 27, 2015, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of BARCLAYS BANK PLC, as collateral agent (in such capacity, the “Collateral Agent”) for the banks and other financial institutions or entities (the “Lenders”) from time to time party to the Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among TERADYNE, INC. (the “Borrower”), the Lenders, BARCLAYS BANK PLC, as administrative agent (in such capacity, the “Administrative Agent”) and Collateral Agent and the other parties party thereto.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower is a member of an affiliated group of companies that includes each other Grantor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;

WHEREAS, the Borrower and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit, including the making of revolving credit loans and letters of credit, under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Collateral Agent for the ratable benefit of the Secured Parties;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, the Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby agrees with the Collateral Agent, for the ratable benefit of the Secured Parties, as follows:

SECTION 1. DEFINED TERMS

1.1 Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the New York UCC: Accounts, Certificated Security, Chattel Paper, Commercial Tort Claims, Documents, Equipment, Farm Products, Fixtures, General Intangibles, Instruments, Inventory, Letter-of-Credit Rights and Supporting Obligations.

(b) The following terms shall have the following meanings:

“Administrative Agent”: as defined in the preamble hereto.

“Agreement”: this Guarantee and Collateral Agreement, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Borrower”: as defined in the preamble hereto.

“Borrower Obligations”: the collective reference to the unpaid principal of and interest on (including, without limitation, interest accruing after any Reimbursement Obligations or Loans become due and payable, and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent, the Collateral Agent, any Lender (or, in the case of Specified Swap Agreements and Specified Cash Management Agreements, any Person who was a Lender or affiliate of a Lender at the time of the entry into such agreement, as applicable) or any other Secured Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, any other Loan Document, any Letter of Credit (and related letter of credit applications), any Specified Swap Agreement, any Specified Cash Management Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, Reimbursement Obligations, Guarantee Obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent, to the Collateral Agent or to any Secured Party that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements) or otherwise. Notwithstanding the forgoing, for purposes of determining any Guarantor Obligations of any Guarantor under this Agreement, the definition of “Borrower Obligations” shall not create any guarantee by any Guarantor of any Excluded Swap Obligations of such Guarantor.

“Collateral”: as defined in Section 3. Excluded Property shall not be included in the term “Collateral”.

“Collateral Account”: any collateral account established by the Collateral Agent as provided in Section 6.1 or 6.4.

“Collateral Agent”: as defined in the preamble hereto.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Copyrights”: (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed in Schedule 5), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.

“Credit Agreement”: as defined in the preamble hereto.

“Deposit Account”: all deposit accounts as defined in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including, without limitation, any demand, time, savings, passbook or like account maintained with a depositary institution.

“Excluded Property”: as defined in the Credit Agreement.

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“Excluded Swap Obligation”: with respect to any Guarantor, any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure to constitute an “eligible contract participant”, as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Foreign Subsidiary Voting Stock”: the voting Capital Stock of any Foreign Subsidiary or any U.S. Pass Through Foreign Holdco.

“Grantor”: as defined in the preamble hereto.

“Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Section 2) or any other Loan Document, any Letter of Credit, any Specified Swap Agreement or any Specified Cash Management Agreement to which such Guarantor is a party, in each case whether on account of Guarantee Obligations, Reimbursement Obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent, to the Collateral Agent or to the Lenders that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document).

“Guarantors”: the collective reference to each Grantor other than the Borrower.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including without limitation, the Copyrights, the Patents, and the Trademarks, know-how and other proprietary information, and all other intellectual property rights, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom, other than Excluded Property.

“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC (other than any Foreign Subsidiary Voting Stock or other Capital Stock excluded from the definition of “Pledged Stock”) and (ii) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Stock, in each case other than Excluded Property.

“Issuers”: the collective reference to each issuer of any Investment Property.

“Lenders”: as defined in the preamble hereto.

“New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligations”: (i) in the case of the Borrower, the Borrower Obligations, and (ii) in the case of each Guarantor, its Guarantor Obligations.

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“Payment in Full” (i) the Obligations (other than Obligations in respect of Specified Swap Agreements, Specified Cash Management Agreements, the undrawn portion of Letters of Credit, and contingent indemnification obligations for which no claim is pending) shall have been paid in full, (ii) the undrawn portion of each outstanding Letter of Credit constituting Obligations shall have been cash collateralized or supported by a back-to-back letter of credit pursuant to the terms of the Credit Agreement and (iii) the Commitments shall have terminated.

“Patents”: (i) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof, including, without limitation, any of the foregoing referred to in Schedule 5, (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to in Schedule 5, and including, and (iii) all rights to obtain any reissues or extensions of the foregoing.

“Pledged Notes”: all promissory notes listed on Schedule 2 and all other promissory notes issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).

“Pledged Stock”: the shares of Capital Stock listed on Schedule 2, together with any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Capital Stock of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect other than Excluded Property; provided that, notwithstanding anything to the contrary in any Loan Document, in no event shall (i) more than 65% of the total outstanding Foreign Subsidiary Voting Stock of each new and existing Foreign Subsidiary or U.S. Pass Through Foreign Holdco or (ii) any Capital Stock of Teradyne Philippines Limited, Teradyne Thailand Ltd., Teradyne Taiwan Ltd., Eagle Test Systems (Philippines) LLC and Teradyne Korea Ltd. constitute Pledged Stock.

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Qualified Keepwell Provider”: in respect of any Swap Obligation, each Loan Party that, at the time the relevant guarantee (or grant of the relevant security interest, as applicable) becomes or would become effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell or guarantee pursuant to Section 1a(18)(A)(v)(II) of the Commodity Exchange Act (or any successor provision thereto).

“Receivable”: any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account), other than Excluded Property.

“Securities Act”: the Securities Act of 1933, as amended.

“Swap Obligation”: with respect to any Person, any obligation to pay or perform under any Swap Agreement.

“Trademarks”: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, material unregistered trademarks, trade styles, service marks,

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domain names, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including, without limitation, any of the foregoing referred to in Schedule 5, and (ii) the right to obtain all renewals thereof.

1.2 Other Definitional Provisions. (a) The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

SECTION 2. GUARANTEE

2.1 Guarantee. (a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, as primary obligor and not merely as surety, guarantees to the Collateral Agent, for the ratable benefit of the Secured Parties and their respective permitted successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations (other than, with respect to any Guarantor, any Excluded Swap Obligations of such Guarantor). The guarantee hereunder is a continuing guarantee, and shall apply to all Guarantor Obligations whenever arising.

(b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

(c) Each Guarantor agrees that the Borrower Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Collateral Agent or any Secured Party hereunder.

(d) The guarantee contained in this Section 2 shall remain in full force and effect until the Obligations shall have been paid in full, no Letter of Credit shall be outstanding and the Commitments shall have terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from the Borrower Obligations.

(e) No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Collateral Agent or any Secured Party from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of the Borrower Obligations), remain liable for the Borrower Obligations up to the maximum liability of such Guarantor hereunder until Payment in Full.

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This is a guarantee of payment and not of collection. The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Collateral Agent or any Lender exhaust any right, power or remedy or proceed against the Borrower under the Credit Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guarantor Obligations.

2.2 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Collateral Agent and the Secured Parties, and each Guarantor shall remain liable to the Collateral Agent and the Secured Parties for the full amount guaranteed by such Guarantor hereunder.

2.3 No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Collateral Agent or any Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Collateral Agent or any Secured Party against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Collateral Agent or any Secured Party for the payment of the Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until Payment in Full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Collateral Agent and the Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Collateral Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Collateral Agent, if required), to be applied against the Borrower Obligations, whether matured or unmatured, in such order as set forth in Section 6 of this Agreement.

2.4 Amendments, etc. with respect to the Borrower Obligations. To the fullest extent permitted by applicable law, each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by the Collateral Agent or any Secured Party may be rescinded by the Collateral Agent or such Secured Party and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Collateral Agent or any Secured Party, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Collateral Agent or the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Collateral Agent or any Secured Party for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. Neither the Collateral Agent nor any Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

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2.5 Guarantee Absolute and Unconditional. To the fullest extent permitted by applicable law, each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by the Collateral Agent or any Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrower and any of the Guarantors, on the one hand, with respect to the Loan Documents and the Collateral Agent and the Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. To the fullest extent permitted by applicable law, each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Borrower Obligations. Each Guarantor understands and agrees that the guarantee of such Guarantor contained in this Section 2, to the fullest extent permitted by applicable law, shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Collateral Agent or any Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Collateral Agent or any Secured Party, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Borrower Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance (other than a release by the Collateral Agent of such Guarantor from this Guaranty). When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Collateral Agent or any Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by the Collateral Agent or any Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent or any Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.6 Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by the Collateral Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7 Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Collateral Agent (x) without set-off or counterclaim in Dollars at the Funding Office and (y) free and clear of, and without deduction for, any Taxes, except as required by law, on the same terms and to the same extent that payments by the Borrower are required to be made pursuant to the terms of the Credit Agreement.

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2.8 Keepwell. Each Qualified Keepwell Provider hereby jointly and severally absolutely, unconditionally, and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this guarantee in respect of any Swap Obligation (provided, however, that each Qualified Keepwell Provider shall only be liable under this Section 2.8 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.8, or otherwise under this guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified Keepwell Provider under this Section 2.8 shall remain in full force and effect until the Obligations shall have been paid in full. Each Qualified Keepwell Provider intends that this Section 2.8 constitute, and this Section 2.8 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 3. GRANT OF SECURITY INTEREST

Each Grantor hereby assigns and transfers to the Collateral Agent, and hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in, all of the following property now owned or at any time hereafter acquired or created by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

(a) all Accounts;

(b) all Chattel Paper;

(c) all Commercial Tort Claims described on Schedule 6 and any supplement thereto received by the Collateral Agent;

(d) all Deposit Accounts;

(e) all Documents (other than title documents with respect to Vehicles);

(f) all Equipment;

(g) all Fixtures;

(h) all General Intangibles;

(i) all Goods not covered by the other clauses of this Section 3;

(j) all Instruments;

(k) all Intellectual Property;

(l) all Inventory;

(m) all Investment Property;

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(n) all Letter-of-Credit Rights;

(o) all Pledged Notes and Pledged Shares;

(p) all other tangible and intangible property not otherwise described above (except for any property specifically excluded from any clause in this Section 3, and any property specifically excluded from any defined term used in any clause of this section);

(q) all books and records pertaining to the Collateral; and

(r) to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided, however, that notwithstanding any of the other provisions set forth in this Section 3, this Agreement shall not constitute a grant of a security interest in any Excluded Property or any Trademark application filed in the United States Patent and Trademark Office on the basis of such Grantor’s “intent-to-use” such Trademark, unless and until acceptable evidence of use of the Trademark has been filed with and accepted by the United States Patent and Trademark Office pursuant to the Lanham Act, to the extent that granting a security interest or other Lien in such Trademark application prior to such filing would adversely affect the enforceability or validity of such Trademark application.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent, the Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby represents and warrants to the Administrative Agent, the Collateral Agent and each Lender that:

4.1 Title; No Other Liens. Except for the security interest granted to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to this Agreement and the other Liens permitted to exist on the Collateral by the Credit Agreement, such Grantor owns each item of the Collateral free and clear of any and all Liens, except as would not in the aggregate be material. For the avoidance of doubt, it is understood and agreed that any Grantor may, as part of its ordinary course of business, grant licenses to third parties to use Intellectual Property owned or developed by a Grantor. For purposes of this Agreement and the other Loan Documents, such licensing activity shall not constitute a “Lien” on such Intellectual Property. Each of the Collateral Agent and each Lender understands that any such licenses may be exclusive to the applicable licensees, and such exclusivity provisions may limit the ability of the Collateral Agent to utilize, sell, lease or transfer the related Intellectual Property or otherwise realize value from such Intellectual Property pursuant hereto.

4.2 Perfected First Priority Liens. The security interests granted pursuant to this Agreement (a) upon timely completion of the filings, recordings, registrations and other actions specified on Schedule 3 and payment of applicable recording, filing or similar fees in connection therewith, will constitute under the laws of the United States legal, valid and enforceable security interests in the Collateral described herein (except for any security interest that is not required to be perfected by means of control of the Collateral Agent pursuant to the Loan Documents (including Section 6.9(a) of the Credit Agreement)) in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable (subject to the effects of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) in accordance with the terms hereof

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against all creditors of such Grantor and any Persons purporting to purchase any Collateral from such Grantor and (b) are under the laws of the United States prior to all other Liens on the Collateral in existence on the date hereof except for, in the case of Collateral other than Pledged Stock, Liens permitted by the Credit Agreement (and any extensions, renewals and replacements of any such Liens) which have priority over the Liens on the Collateral and, in the case of Collateral constituting Pledged Stock, inchoate Liens arising by operation of law and Liens permitted under Section 7.3(p) of the Credit Agreement.

4.3 Jurisdiction of Organization; Chief Executive Office. Such Grantor’s jurisdiction of organization, identification number from the jurisdiction of organization (if any), and the location of such Grantor’s chief executive office are specified in Schedule 4, in each case as of the Closing Date.

4.4 Investment Property. The shares of Pledged Stock pledged by such Grantor hereunder constitute all of the issued and outstanding shares of all classes of the Capital Stock of each Issuer owned by such Grantor which are not Excluded Property.

(a) All the shares of the Pledged Stock have been duly and validly issued and, if applicable, are fully paid and nonassessable (in the case of Foreign Subsidiaries, solely to the extent such concepts, or the functional equivalent thereof, apply).

(b) Each of the Pledged Notes constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(c) Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the Lien created by this Agreement and except for any Liens permitted, or options or claims not prohibited by the Credit Agreement.

4.5 Intellectual Property. Schedule 5 lists all registered and applied for recordable material Intellectual Property owned by such Grantor in its own name as of the Closing Date.

(a) On the date hereof, all Intellectual Property listed in Schedule 5 is valid, subsisting, unexpired and enforceable and has not been abandoned.

(b) As of the Closing Date, no holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity of, or such Grantor’s rights in, any material Intellectual Property owned by the applicable Grantor, in any respect that could reasonably be expected to have a Material Adverse Effect.

(c) As of the Closing Date, no action or proceeding is pending, or, to the knowledge of such Grantor, threatened, on the date hereof seeking to limit, cancel, or question the validity of any material Intellectual Property or such Grantor’s ownership interest therein which, if adversely determined, would have a material adverse effect on the value of such material Intellectual Property.

4.6 Commercial Tort Claims. As of the Closing Date, no Grantor has rights in any Commercial Tort Claim which might reasonably result in awarded damages in excess of $5,000,000.

4.7 Existence; Compliance with Law. Each Grantor (a) is duly organized or formed, validly existing and in good standing (in the case of Foreign Subsidiaries, solely to the extent such concepts, or

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the functional equivalent thereof, apply) under the laws of the jurisdiction of its organization or formation thereof, (b) has all power and authority and all governmental licenses, authorizations consents and approvals to own or lease its assets and carry on its business in which it is currently engaged, (c) is duly qualified and is licensed and, as applicable, in good standing (in the case of Foreign Subsidiaries, solely to the extent such concepts, or the functional equivalent thereof, apply) under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license and (d) is in compliance with all Requirements of Law, except in the case of (c) and (d) when the failure to do so would not reasonably be expected to have a Material Adverse Effect.

4.8 Power; Authorization; Enforceable Obligations. Each Grantor has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party. Each Grantor has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents except (i) consents, authorizations, filings and notices described in Schedule 4.3 of the Credit Agreement, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.20 of the Credit Agreement. Each Loan Document has been duly executed and delivered on behalf of each Grantor party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Grantor party thereto, enforceable against each such Grantor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

SECTION 5. COVENANTS

Each Grantor covenants and agrees with the Collateral Agent and the Secured Parties that, from and after the date of this Agreement until Payment in Full:

5.1 Delivery of Instruments, Certificated Securities and Chattel Paper. If any amount in excess of $2,000,000 payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper, such Instrument, Certificated Security or Chattel Paper shall be promptly delivered to the Collateral Agent, if requested, duly indorsed in a manner satisfactory to the Collateral Agent, to be held as Collateral pursuant to this Agreement.

5.2 Maintenance of Insurance. (a) Such Grantor will maintain, with financially sound and reputable companies, insurance policies in accordance with Section 6.5 of the Credit Agreement.

(b) All such insurance shall (i) provide that no cancellation shall be effective until at least 30 days after receipt of written notice thereof or at least ten days after receipt of written notice of cancellation for non-payment of premium and (ii) name the Collateral Agent as insured party or lender loss payee or loss payee.

5.3 Payment of Obligations. Such Grantor will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations in respect of Taxes, assessments and governmental charges or levies imposed upon the Collateral or in respect of income or profits therefrom, as well as all claims of any kind (including, without limitation, claims for labor, materials and supplies) against or with respect to the Collateral, except to the extent that failure to pay, discharge or otherwise satisfy such claims would not reasonably be expected to have a

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Material Adverse Effect, except that no such charge need be paid if the amount or validity thereof is currently being contested in good faith by appropriate proceedings, reserves in conformity with GAAP or, in the case of Foreign Subsidiaries, with generally accepted accounting principles in effect from time to time in their respective jurisdiction or organization, with respect thereto have been provided on the books of such Grantor and such proceedings are not reasonably likely to result in the sale, forfeiture or loss of any material portion of the Collateral or any interest therein.

5.4 Maintenance of Perfected Security Interest; Further Documentation. (a) Subject to clause (c) hereof, such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.2 and shall use commercially reasonable efforts to defend such security interest against the claims and demands of all Persons whomsoever, other than, with respect to such priority, holders of (x) Liens existing on the Closing Date and listed on Schedule 7.3(f) to the Credit Agreement (and any extensions, renewals and replacements of any such Liens permitted by Section 7.3(f) of the Credit Agreement) and (y) in the case of Collateral other than Pledged Stock, Liens permitted by the Credit Agreement which have priority over the Liens on the Collateral and, in the case of Collateral consisting of Pledged Stock, inchoate Liens arising by operation of law and Liens permitted under Section 7.3(p) of the Credit Agreement and otherwise, other than holders of Liens permitted by the Credit Agreement, subject to the rights of such Grantor under the Loan Documents to dispose of the Collateral.

(b) Such Grantor will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the material assets and property of such Grantor and such other reports in connection therewith as the Collateral Agent may reasonably request, all in reasonable detail.

(c) At any time and from time to time, upon the reasonable written request of the Collateral Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) filing any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction in the United States with respect to the security interests created hereby, (ii) in the case of Investment Property, Letter-of-Credit Rights and any other relevant Collateral (other than Accounts), taking any actions necessary to enable the Collateral Agent to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto, and (iii) in the case of registered and applied for Intellectual Property (excluding Intent-To-Use Trademark applications), filing an Intellectual Property Short Form Security Agreement substantially in the form of Annex 2 hereto with the United States Patent and Trademark Office and the United States Copyright Office, as applicable. Notwithstanding the foregoing or anything else to the contrary in any Loan Document, the Loan Parties shall not be required to deliver control agreements to perfect security interests in the Collateral or to take any action necessary under the laws of any foreign jurisdiction to create or perfect a Lien.

5.5 Changes in Locations, Name, etc. (a) Such Grantor will not, except upon 5 days’ prior written notice to the Collateral Agent (or such shorter period or subsequent notice thereof as is acceptable to the Collateral Agent in its sole discretion) and delivery to the Collateral Agent of all additional authorized financing statements and other documents reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests provided for herein;

(b) change its jurisdiction of organization or the location of its chief executive office from that referred to in Section 4.3; or

(c) change its name, identity or corporate or other organizational structure to such an extent that any financing statement filed by the Collateral Agent in connection with this Agreement would become seriously misleading.

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5.6 Investment Property. (a) If such Grantor shall become entitled to receive or shall receive any certificate (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Collateral Agent and the other Secured Parties, hold the same in trust for the Collateral Agent and the other Secured Parties and deliver the same promptly to the Collateral Agent in the exact form received, duly indorsed by such Grantor to the Collateral Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor, to be held by the Collateral Agent, subject to the terms hereof, as additional collateral security for the Obligations. During the continuance of an Event of Default, any sums paid upon or in respect of the pledged Investment Property upon the liquidation or dissolution of any Issuer shall be paid over to the Collateral Agent to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the pledged Investment Property or any property shall be distributed upon or with respect to the pledged Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Collateral Agent, be delivered to the Collateral Agent to be held by it hereunder as additional collateral security for the Obligations. During the continuance of an Event of Default, if any sums of money or property so paid or distributed in respect of the pledged Investment Property shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Collateral Agent, hold such money or property in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Grantor, as additional collateral security for the Obligations.

(b) Without the prior written consent of the Collateral Agent, such Grantor will not (i) except as permitted by the Credit Agreement, vote to enable, or take any other action to permit, any Issuer to issue any Capital Stock of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any Capital Stock of any nature of any Issuer, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Investment Property or Proceeds thereof (except pursuant to a transaction not prohibited by the Credit Agreement), (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement and Liens permitted by the Credit Agreement or (iv) enter into any agreement or undertaking (other than as permitted under the Loan Documents) restricting the right or ability of such Grantor or the Collateral Agent to sell, assign or transfer any of the Investment Property or Proceeds thereof.

(c) In the case of each Grantor that is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Investment Property issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Collateral Agent promptly in writing of the occurrence of any of the events described in Section 5.6(a) with respect to the Investment Property issued by it and (iii) the terms of Sections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 with respect to the Investment Property issued by it.

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5.7 Intellectual Property. (a) Such Grantor will (i) continue to use each material Trademark on each and every Trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists in order to maintain such Trademark in full force free from any claim of abandonment for non-use or cancellation, (ii) maintain as in the past the quality of products and services offered under such Trademark and obligate any applicable third party licensees to maintain such quality of goods and services offered in connection with the use of the applicable material Trademark; (iii) use commercially reasonable efforts to use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, and (iv) not do any act or knowingly omit to do any act whereby such material Trademark may become invalidated or impaired in any material way, except, in each case, as may be consistent with the reasonable business judgment of such Grantor. Such Grantor may affirmatively cease using or decline to or cease to pursue or maintain any Trademark (in its entirety or with respect to an applicable class, including any applications or registrations) in the event that such Grantor has determined in its reasonable business judgment that continued use or pursuit or maintenance of such Trademark is no longer desirable in the conduct of such Grantor’s business.

(b) Such Grantor will not, consistent with reasonable business judgment, do any act, or knowingly omit to do any act, whereby any material Patent may become prematurely invalidated, forfeited, abandoned or dedicated to the public, provided, however, that such Grantor may affirmatively forfeit, abandon, dedicate to the public, cease using or decline to or cease to pursue or maintain any Patent (in its entirety or with respect to an applicable claim, including any applications or registrations) in the event that such Grantor has determined in its reasonable business judgment that continued use or pursuit or maintenance of such Patent is no longer desirable in the conduct of such Grantor’s business.

(c) Such Grantor, in the exercise of its reasonable business judgment, (i) will employ each material Copyright and use copyright notices as required by applicable Requirements of Law, (ii) will not do any act or knowingly omit to do any act whereby any material portion of the Copyrights may become invalidated or otherwise impaired and (iii) will not do any act whereby any material portion of the Copyrights may prematurely fall into the public domain. Such Grantor may affirmatively cease using or decline to or cease to pursue or maintain any Copyright (including any applications or registrations) in the event that such Grantor has determined in its reasonable business judgment that continued use or pursuit or maintenance of such Copyright is no longer desirable in the conduct of such Grantor’s business.

(d) Such Grantor will promptly notify the Collateral Agent and the Secured Parties if it knows that any application or registration relating to any material Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country, but excluding routine office actions or similar determinations in the ordinary course of prosecution before the United States Patent and Trademark Office or any foreign counterpart) regarding such Grantor’s ownership of, or the validity of, any material Intellectual Property or such Grantor’s right to register the same or to own and maintain the same, unless such Grantor has determined that such determination or development is not reasonably likely to have a Material Adverse Effect.

(e) Upon request of the Collateral Agent, such Grantor shall execute and deliver, and have recorded in the United States, any and all agreements, instruments, documents, and papers as the Collateral Agent may reasonably request to evidence and perfect the Collateral Agent’s and the Secured Parties’ security interest in any Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby (subject to the proviso to Section 3 hereof). Notwithstanding the foregoing, or anything in this Agreement or any other Loan Document to the contrary, no Grantor will be required to deliver any agreement, instrument, document or paper or to take

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any action with respect to any Intellectual Property existing under the laws of any foreign jurisdiction to create or perfect a Lien or evidence or perfect the Collateral Agent’s and the Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Loan Party relating thereto or represented thereby.

(f) Unless such Grantor shall have determined in its reasonable business judgment that the use or pursuit or the maintenance of any application or registration for any material Intellectual Property is no longer desirable in the conduct of such Grantor’s business, such Grantor will take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each material application (and to obtain the relevant registration) and to maintain each registration of the material Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability, payment of maintenance fees and opposition and interference and cancellation proceedings, provided, however, that notwithstanding anything to the contrary in this Agreement, in the exercise of its reasonable business judgment, no Grantor shall be obligated to file or otherwise initiate the filing of any application to register any material Intellectual Property.

(g) If any material Intellectual Property of Grantor is infringed, misappropriated or diluted by a third party and such Grantor has knowledge of such infringement, misappropriation or dilution, such Grantor shall take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property, including, to the extent that such Grantor reasonably deems appropriate, suing for infringement, misappropriation or dilution, and seeking injunctive relief.

5.8 Commercial Tort Claims. If such Grantor shall obtain an interest in any Commercial Tort Claim with a potential value in excess of $2,000,000, such Grantor shall within 30 days of obtaining such interest (or such longer period as is acceptable to the Collateral Agent in its sole discretion) sign and deliver documentation reasonably acceptable to the Collateral Agent granting a security interest under the terms and provisions of this Agreement in and to such Commercial Tort Claim.

SECTION 6. REMEDIAL PROVISIONS

6.1 Certain Matters Relating to Receivables. (a) During the continuance of an Event of Default, the Collateral Agent shall have the right to make test verifications of the Receivables in any reasonable manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Collateral Agent may reasonably require in connection with such test verifications.

(b) The Collateral Agent hereby authorizes each Grantor to collect such Grantor’s Receivables, provided the Collateral Agent may curtail or terminate said authority at any time during the continuance of an Event of Default. If requested by the Collateral Agent in writing at any time during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor (i) shall be forthwith (and, in any event, within five Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent if required, in a Collateral Account maintained under the sole dominion and control of the Collateral Agent, subject to withdrawal by the Collateral Agent for the account of the Secured Parties only as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(c) At the Collateral Agent’s reasonable request during the continuance of an Event of Default, each Grantor shall deliver to the Collateral Agent, to the extent reasonably available, all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original orders, invoices and shipping receipts.

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6.2 Communications with Obligors; Grantors Remain Liable. (a) The Collateral Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default and after providing notice to the Borrower, communicate with obligors under the Receivables to verify with them to the Collateral Agent’s reasonable satisfaction the existence, amount and terms of any Receivables.

(b) Upon the request of the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables that the Receivables have been assigned to the Collateral Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Collateral Agent.

(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables (or any agreements giving rise thereto) to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Party of any payment relating thereto, nor shall the Collateral Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

6.3 Pledged Stock. (a) Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given notice to the relevant Grantor in accordance with Section 8.2 of this Agreement of the Collateral Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all dividends paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes, in each case to the extent not prohibited by the Credit Agreement, and to exercise all voting and corporate or other organizational rights with respect to the Investment Property; provided, however, that no vote shall be cast or corporate or other organizational right exercised or other action taken which would impair the Collateral in any material respect or which would result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.

(b) If an Event of Default shall occur and be continuing, upon written notice to the Borrower from the Collateral Agent of its intent to exercise such rights to the relevant Grantor(s): (i) the Collateral Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Investment Property and make application thereof to the Obligations in such order as the Collateral Agent may determine in accordance with the terms hereof, and (ii) any or all of the Investment Property shall be registered in the name of the Collateral Agent or its nominee, and the Collateral Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Investment Property upon the merger,

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consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Issuer, or upon the exercise by any Grantor or the Collateral Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may determine), all without liability except to account for property actually received by it, but the Collateral Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c) Each Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Collateral Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) upon the written request of the Collateral Agent during the continuance of an Event of Default, unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Investment Property directly to the Collateral Agent pursuant to the terms hereof.

6.4 Proceeds to be Turned Over To Collateral Agent. In addition to the rights of the Collateral Agent and the other Secured Parties specified in Section 6.1 with respect to payments of Receivables, upon the written request of the Collateral Agent during the continuance of an Event of Default, all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required). All Proceeds received by the Collateral Agent hereunder shall be held by the Collateral Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Collateral Agent in a Collateral Account (or by such Grantor in trust for the Collateral Agent and the other Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 6.5.

6.5 Application of Proceeds. At such intervals as may be agreed upon by the Borrower and the Collateral Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Collateral Agent’s election, the Collateral Agent may apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, and any Proceeds of the guarantee set forth in Section 2, in payment of the Obligations in the following order:

First, to pay incurred and unpaid fees and expenses of the Administrative Agent and Collateral Agent under the Loan Documents;

Second, to the Administrative Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then due and owing and remaining unpaid to the Secured Parties;

Third, to the Administrative Agent, for application by it towards prepayment of any other then outstanding, non-contingent Obligations, pro rata among the Secured Parties according to the amounts of such Obligations then held by the Secured Parties; and

Fourth, any balance remaining after Payment in Full shall be paid over to the Grantors entitled thereto or to whomsoever may be lawfully entitled to receive the same.

Notwithstanding the foregoing, no amounts received from any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

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6.6 Code and Other Remedies. If an Event of Default shall occur and be continuing, the Collateral Agent, on behalf of the other Secured Parties, may exercise, in addition to all other rights and remedies granted to it in this Agreement, the Credit Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law. Without limiting the generality of the foregoing, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, license, sublicense, lease, assign, give an option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, in the over-the-counter market, at any exchange, broker’s board or office of the Collateral Agent or any other Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Collateral Agent or any other Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived or released. Each Grantor further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Collateral Agent and the other Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order provided in Section 6.5, and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Collateral Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Collateral Agent or any Secured Party arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten days before such sale or other disposition.

6.7 Sales of Pledged Stock. (a) Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

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(b) Each Grantor agrees to use its commercially reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 6.7 valid and binding and in compliance with any and all other applicable Requirements of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Collateral Agent and the Secured Parties, that the Collateral Agent and the Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

6.8 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the reasonable fees and disbursements of any attorneys employed by the Collateral Agent or any Secured Party to collect such deficiency.

SECTION 7. THE COLLATERAL AGENT

7.1 Collateral Agent’s Appointment as Attorney-in-Fact, etc. (a) Each Grantor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in the Collateral Agent’s own name, from time to time, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor to do any or all of the following:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

(ii) subject to the proviso in Section 3, in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may request to evidence and perfect the Collateral Agent’s and the Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv) execute, in connection with any sale or license provided for in Section 6.6 or 6.7, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent

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or as the Collateral Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may reasonably deem appropriate; (7) assign, license or sublicense any Intellectual Property (along with the goodwill of the business to which any such Intellectual Property pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its reasonable discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 7.1(a) to the contrary notwithstanding, and with the exception of Section 7.1(a)(ii) hereof, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

(b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c) The expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Section 7.1 shall be payable in accordance with the terms of Section 10.5 of the Credit Agreement.

(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

7.2 Duty of Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. Neither the Collateral Agent, any other Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent and the other Secured Parties hereunder are solely to protect the Collateral Agent’s and the other Secured Parties’ interests in the Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers. The Collateral Agent and the Secured

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Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

7.3 Execution of Financing Statements. Pursuant to Section 9-509 of the New York UCC and any other applicable law, each Grantor authorizes the Collateral Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices in any domestic jurisdiction as the Collateral Agent reasonably determines appropriate to perfect the security interests of the Collateral Agent under this Agreement. Each Grantor authorizes the Collateral Agent to use the collateral description “all personal property”, “all assets” or words of similar meaning in any such financing statements. Each Grantor hereby ratifies and authorizes the filing by the Collateral Agent of any financing statement with respect to the Collateral made prior to the date hereof.

7.4 Authority of Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the other Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 8. MISCELLANEOUS

8.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.1 of the Credit Agreement.

8.2 Notices. All notices, requests and demands to or upon the Collateral Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

8.3 No Waiver by Course of Conduct; Cumulative Remedies. Neither the Collateral Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Agent or such other Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

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8.4 Enforcement Expenses; Indemnification. (a) Each Grantor agrees to pay or reimburse each Secured Party and the Collateral Agent for all its costs and expenses incurred in collecting against such Grantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Grantor is a party, including, without limitation, the reasonable fees and disbursements of counsel and any financial advisor or third party consultants or appraisers to the Secured Parties and the Collateral Agent, in each case subject to and in accordance with Section 10.5 of the Credit Agreement.

(b) Each Grantor agrees to pay, and to save the Collateral Agent and the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to Section 10.5 of the Credit Agreement.

(c) The agreements in this Section 8.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

8.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Collateral Agent and the Secured Parties and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent.

8.6 Set-Off. Each Grantor hereby irrevocably authorizes the Collateral Agent and each Lender at any time and from time to time while an Event of Default shall have occurred and be continuing, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Collateral Agent or such Lender to or for the credit or the account of such Grantor, or any part thereof in such amounts as the Collateral Agent or such Lender may elect, against and on account of the obligations and liabilities of such Grantor to the Collateral Agent or such Lender hereunder and claims of every nature and description of the Collateral Agent or such Lender against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as the Collateral Agent or such Lender may elect, whether or not the Collateral Agent or any Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Collateral Agent and each Lender shall notify such Grantor promptly of any such set-off and the application made by the Collateral Agent or such Lender of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. To the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation”, no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor. The rights of the Collateral Agent and each Lender under this Section 8.5 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Collateral Agent or such Lender may have. Notwithstanding the foregoing, if any Defaulting Lender shall exercise such right of setoff, it shall comply with the proviso to the first sentence of Section 10.7(b) of the Credit Agreement in connection with such exercise.

8.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of an originally executed counterpart hereof.

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8.8 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Collateral Agent and the Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Collateral Agent or any Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

8.11 GOVERNING LAW. THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8.12 Submission To Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of (i) any state or federal court of competent jurisdiction sitting in New York County, New York; and (ii) appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address set forth on Schedule 1 or at such other address of which the Collateral Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.12 any special, exemplary, punitive or consequential damages; provided that nothing in this clause (e) shall limit the indemnity and reimbursement obligations set forth in the Credit Agreement.

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8.13 Acknowledgements. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) neither the Collateral Agent nor any Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Collateral Agent and Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties.

8.14 Additional Grantors. Each Restricted Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 6.9(c) of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Restricted Subsidiary of an Assumption Agreement substantially in the form of Annex 1 hereto.

8.15 Releases. (a) Upon Payment in Full, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Collateral Agent shall deliver to such Grantor any Collateral held by the Collateral Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(b) If any of the Collateral shall be subordinated, sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, then the Collateral Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. At the request and sole expense of the Borrower, a Guarantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement; provided that the Borrower shall have delivered to the Collateral Agent, at least five Business Days prior to the date of the proposed release (or such lesser period as is acceptable to the Collateral Agent in its sole discretion), a written request for release identifying the relevant Guarantor and the terms of the sale or other disposition in reasonable detail, including the approximate price thereof, together with a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.

(c) Upon the request of the Borrower, the Collateral Agent shall release any Guarantor from this Agreement if such Guarantor ceases to qualify as a Guarantor (in accordance with the definition of such term as provided in the Credit Agreement).

8.16 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR

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ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

TERADYNE, INC.
EAGLE TEST SYSTEMS, INC.
NEXTEST SYSTEMS CORPORATION
GENRAD, LLC
HERCO TECHNOLOGY CORP.
P.L.S.T., INC.

By:
Name:	Gregory Beecher
Title:	Vice President, Chief Financial Officer and
Treasurer

LITEPOINT CORPORATION

By:
Name:	Gregory Beecher
Title:	Treasurer

LITEPOINT DESIGN TEST, LLC

By:
Name:	Gregory Beecher
Title:	President

[Guarantee and Collateral Agreement Signature Page]

BARCLAYS BANK PLC, as Collateral Agent

By:
Name:
Title: